                           THE LEARNING COMPANY, INC.
             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                   Page
                                                                                                   ----

Report of Independent Accountants......................................................................2

Supplemental Consolidated Balance Sheets as of December 31, 1997 and 1996 .............................3

Supplemental Consolidated Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995..................................................................4

Supplemental Consolidated Statements of Stockholders' Equity (Deficit) for the
     Years Ended December 31, 1997, 1996 and 1995......................................................5

Supplemental Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995..................................................................6

Notes to Supplemental Consolidated Financial Statements................................................8

Supplemental financial Statement Schedule of Valuation and Qualifying Accounts
     for the Years Ended December 31, 1997, 1996 and 1995.............................................28

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of The Learning Company, Inc.:

         We have audited the accompanying supplemental consolidated balance sheets of The Learning Company, Inc. as of January 3, 1998 and January 4, 1997 and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The supplemental consolidated financial statements give retroactive effect to the merger of The Learning Company, Inc. and Broderbund Software, Inc. completed on August 31, 1998, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of The Learning Company, Inc. after consolidated financial statements covering the date of consummation of the business combination are issued.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Learning Company, Inc. as of January 3, 1998 and January 4, 1997 and the related consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended January 3, 1998 in conformity with generally accepted accounting principles.

         In connection with our audits of the supplemental financial statements referred to above, we have also audited the related financial statement schedule of valuation and qualifying accounts. In our opinion, this financial statement schedule for each of the three fiscal years in the period ended January 3, 1998, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                                      PricewaterhouseCoopers LLP



Boston, Massachusetts
October 10, 1998

                           THE LEARNING COMPANY, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                                   December 31,      December 31,
                                                                       1997               1996
                                                                 ------------------  ----------------

ASSETS

CURRENT ASSETS:
    Cash and short-term investments                               $     188,956      $   261,013
    Accounts receivable, less allowances of $47,643 and
    $42,802, respectively                                               161,927           85,566

    Inventories                                                          39,382           19,034

    Other current assets                                                 35,863           21,218
                                                                 ------------------  ----------------
                                                                        426,128          386,831
                                                                 ------------------  ----------------
Fixed assets and other, net                                              51,798           30,349

Goodwill and other intangible assets, net                               145,848          552,713
                                                                 ------------------  ----------------
                                                                  $     623,774      $   969,893
                                                                 ------------------  ----------------
                                                                 ------------------  ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Trade accounts payable and accrued expenses                   $     101,045      $    79,314
    Other current
    liabilities                                                          52,851           20,766
    Line of credit                                                       35,150           25,000

    Merger related accruals                                              12,533           10,667

    Current portion of long-term obligations                             10,717            8,083

    Purchase price payable                                                7,896            3,245
                                                                 ------------------  ----------------
                                                                        220,192          147,075
                                                                 ------------------  ----------------

LONG-TERM OBLIGATIONS:
    Long-term debt                                                      294,356          332,930

    Related party debt                                                    --             150,000

    Accrued and deferred income taxes                                   75,167            86,919

    Other                                                                8,069             5,078
                                                                 ------------------  ----------------
                                                                       377,592           574,927
                                                                 ------------------  ----------------

COMMITMENTS AND CONTINGENCIES (NOTE  7)

STOCKHOLDERS' EQUITY:
      Series A Preferred Stock, $.01 par value  - Authorized
      750,000 shares, issued and outstanding 750,000 shares
      at December 31, 1997 (liquidation value of $150,000)                   8             --
   Common stock, $0.01 par value - Authorized - 120,000,000
       shares; issued and outstanding 65,524,559 and
       60,915,781 shares at December 31, 1997 and 1996,
       respectively                                                        656               609
   Special voting share - Authorized and issued - one share
       representing the voting rights of 1,478,929 and
       1,551,428 outstanding Exchangeable Shares (for common
       stock) at  December 31, 1997 and 1996,  respectively             --                --
    Additional paid-in-capital                                       1,040,463           764,447
   Accumulated deficit                                                (997,867)         (506,378)
   Cumulative translation adjustment                                   (17,270)          (10,787)
                                                                 ------------------  ----------------
                                                                        25,990           247,891
                                                                 ------------------  ----------------
                                                                  $    623,774       $   969,893
                                                                 ------------------  ----------------
                                                                 ------------------  ----------------






 The accompanying notes are an integral part of these supplemental consolidated financial statements

                           THE LEARNING COMPANY, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)



                                                                   Years Ended December 31,
                                                     -----------------------------------------------------
                                                          1997              1996                1995
                                                     ---------------    --------------     ---------------

REVENUES                                               $    620,931     $     529,528        $    338,636

COSTS AND EXPENSES:
   Costs of production                                      189,219           149,304             114,067
   Sales and marketing                                      156,797           102,071              63,513
   General and administrative                                48,716            39,806              31,898
   Development and software costs                            89,987            65,262              35,271
   Amortization, merger and other charges                   543,926           503,520             103,267
                                                     ---------------    --------------     ---------------
           Total operating expenses                       1,028,645           859,963             348,016
                                                     ---------------    --------------     ---------------

OPERATING LOSS                                             (407,714)         (330,435)             (9,380)
                                                     ---------------    --------------     ---------------

INTEREST INCOME (EXPENSE):
    Interest income                                           6,330             9,280              16,270
    Interest expense                                        (22,482)          (26,703)             (5,315)
                                                     ---------------    --------------     ---------------
         Total interest income (expense)                    (16,152)          (17,423)             10,955
                                                     ---------------    --------------     ---------------

INCOME (LOSS) BEFORE TAXES                                 (423,866)         (347,858)              1,575

PROVISION FOR INCOME TAXES                                   71,044            28,602              36,742
                                                     ---------------    --------------     ---------------

NET LOSS                                               $   (494,910)      $  (376,460)       $    (35,167)
                                                     ---------------    --------------     ---------------
                                                     ---------------    --------------     ---------------

NET LOSS PER SHARE:
        Basic and Diluted                              $      (7.48)      $     (6.56)       $      (0.86)


WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING:
        Basic and Diluted                                 66,183,000        57,346,600          40,876,600















        The accompanying notes are an integral part of these supplemental consolidated financial statements

                           THE LEARNING COMPANY, INC.
             SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                                     EQUITY
                                 (In thousands)



                                     Series A
                                    Preferred          Common Stock      Additional                   Cumulative
                                ----------------     ----------------     Paid-in      Accumulated    Translation  Treasury
                                Shares     Amount    Shares     Amount    Capital       Deficit       Adjustment    Stock
                                ------     ------    ------     ------   ----------   ------------    ------------ --------

Balance, December 31, 1994          --     $  --     32,396     $ 324    $211,554      $ (92,348)      $ (9,651)  $ (1,629)
Acquisition of Future Vision        --        --      1,135        11       8,455         (3,608)          --         --
Acquisition of tewi                 --        --         99         1       3,639           --             --         --
Acquisition of  The Former
     Learning Company               --        --         --        --      43,369           --             --         --
Acquisition of Compton's            --        --      5,053        51      86,634           --             --         --
Other acquisitions                  --        --        748         8       3,205          1,452           --         --
Sale of common stock                --        --      2,713        27      73,584           --             --         --
Stock issued under exercise of
     options and warrants           --        --      2,208        22      38,450           --             --         --
Treasury stock retirement           --        --         --        --      (1,629)          --             --        1,629
Conversion of Exchangeable
     Shares to common stock         --        --      2,508        25         (25)          --             --         --
Unrealized gain on short-term
     investment                     --        --         --        --          --           29             --         --
Translation adjustments             --        --         --        --          --           --            181         --
Net loss                            --        --         --        --          --        (35,167)          --         --
                                ------     ------    ------     ------     -------        -------       ---------   -----
Balance, December 31, 1995          --        --     46,860       469     467,236       (129,642)        (9,470)      --
Acquisition of MECC                 --        --      9,214        92     240,670           --             --         --
Other acquisitions                  --        --        899         9      15,247           --             --         --
Conversion of debt to common
     stock                          --        --        158         2       3,051           --             --         --
Stock issued under exercise of
     options                        --        --      3,319        32      28,661           --             --         --
Conversion of Exchangeable
     Shares to common stock         --        --         45        --          --           --             --         --
Stock issued for settlement of
     expenses                       --        --        500         5      13,015           --             --         --
Unrealized gain on short-term
     investment                     --        --         --        --          --           (276)          --         --
Translation adjustments             --        --         --        --          --           --           (1,317)      --
Repurchase of common stock          --        --        (80)       --      (3,433)                                    --
Net loss                            --        --         --        --          --       (376,460)          --         --
                                ------     ------    ------     ------     -------        -------       ---------   -----
Balance, December 31, 1996          --        --     60,915       609     764,447       (506,378)       (10,787)      --
Net income for three months
     ended November 30, 1996 of
     Broderbund not included in
     combination                    --        --         --        --          --          8,895           --         --
Issuance of Series A Preferred
     Stock                          750       8          --        --      202,025           --            --         --
Issuance of special warrants        --        --         --        --       57,462           --            --         --
Conversion of Exchangeable
     Shares to common stock         --        --         73        --           --           --            --         --
Stock issued under exercise
     of stock options               --        --      1,249        12       11,915           --            --         --
Stock issued to settle earn-outs    --        --        135         2        2,021           --            --         --
Other acquisitions                  --        --      3,500        33       15,897        (6,193)          --         --
Unrealized gain on short-term
     investment                     --        --         --        --           --           719           --         --
Stock issued under employee
     stock plan                     --        --         52        --        1,270           --            --         --
Repurchase of common stock          --        --      (400)        --      (14,574)          --            --         --
Translation adjustments             --        --         --        --           --           --          (6,483)      --
Net loss                            --        --         --        --           --      (494,910)          --         --
                                ------     ------    ------     ------     -------        -------       ---------   -----
Balance, December 31, 1997           750   $   8     65,524     $ 656   $ 1,040,463    $(997,867)      $(17,270)  $   --
                                ------     ------    ------     ------     -------        -------       ---------   -----
                                ------     ------    ------     ------     -------        -------       ---------   -----





                                   Total
                                Stockholders'
                                   Equity
                                ------------

Balance, December 31, 1994       $108,250
Acquisition of Future Vision        4,858
Acquisition of tewi                 3,640
Acquisition of  The Former
     Learning Company              43,369
Acquisition of Compton's           86,685
Other acquisitions                  4,665
Sale of common stock               73,611
Stock issued under exercise of
     options and warrants          38,472
Treasury stock retirement            --
Conversion of Exchangeable
     Shares to common stock          --
Unrealized gain on short-term
     investment                        29
Translation adjustments               181
Net loss                          (35,167)
                                  ------
Balance, December 31, 1995        328,593
Acquisition of MECC               240,762
Other acquisitions                 15,256
Conversion of debt to common
     stock                          3,053
Stock issued under exercise of
     options                       28,693
Conversion of Exchangeable
     Shares to common stock          --
Stock issued for settlement of
     expenses                      13,020
Unrealized gain on short-term
     investment                      (276)
Translation adjustments            (1,317)
Repurchase of common stock         (3,433)
Net loss                         (376,460)
                                  ------
Balance, December 31, 1996        247,891
Net income for three months
     ended November 30, 1996 of
     Broderbund not included in
     combination                    8,895
Issuance of Series A Preferred
     Stock                        202,033
Issuance of special warrants       57,462
Conversion of Exchangeable
     Shares to common stock          --
Stock issued under exercise
     of stock options              11,927
Stock issued to settle earn-out     2,023
Other acquisitions                  9,737
Unrealized gain on short-term
     investment                       719
Stock issued under employee
     stock plan                     1,270
Repurchase of common stock        (14,574)
Translation adjustments            (6,483)
Net loss                         (494,910)
                                  ------
Balance, December 31, 1997       $ 25,990
                                  ------
                                  ------

The accompanying notes are an integral part of these supplemental consolidated financial statements

                           THE LEARNING COMPANY, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                               Years Ended December 31,
                                                                 ------------------------------------------------------
                                                                     1997                1996                1995
                                                                 --------------     ---------------      --------------

       CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                                      (494,910)           (376,460)            (35,167)
       Adjustments to reconcile net loss to net cash
       provided by operating activities:
                 Depreciation and amortization                         534,612             463,297              32,060
                 Charge for incomplete technology                       32,467              64,697              62,161
                 Equity in earnings of joint venture                        --               (217)             (3,886)
                 Provision for returns and doubtful accounts           108,159              64,193              50,002
                 Provision for income taxes                             64,888             (1,334)                  --
       Change in assets and liabilities (net of acquired assets and liabilities):
                Accounts receivable                                  (153,656)           (115,570)            (73,037)
                Inventories                                           (15,911)               2,754             (4,642)
                Other current assets                                     3,376               4,520               8,436
                Other long-term assets                                 (8,625)             (4,308)              11,990
                Accounts payable and accrued expenses                   35,684               5,146              25,264
                Other long-term obligations                            (1,629)               9,453             (1,625)
                                                                 --------------     ---------------      --------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                       104,455             116,171              71,556
                                                                 --------------     ---------------      --------------

       CASH FLOWS FROM INVESTING ACTIVITIES:
            Businesses acquired, net of cash on-hand                 (106,606)                 498           (547,889)
            Purchases of property and equipment, net                  (10,872)             (8,902)            (11,194)
            Software development costs                                (27,299)            (12,344)             (2,410)
            Short-term investments                                    (43,428)            (17,702)              33,842
            Merger related accruals                                   (53,832)            (39,167)             (3,324)
            Payments to stockholders of The Former Learning                 --            (25,025)                  --
       Company
                                                                 --------------     ---------------      --------------
       NET CASH USED FOR INVESTING ACTIVITIES                        (242,037)           (102,642)           (530,975)
                                                                 --------------     ---------------      --------------

       CASH FLOWS FROM FINANCING ACTIVITIES:
            Net proceeds from sale of stock, options and                12,613              31,581             116,898
       warrants
            Borrowings under line of credit                             10,150              25,000               3,150
            Payments on term notes                                          --             (4,832)             (8,815)
            Payments on capital lease obligations                      (2,676)             (1,874)             (1,008)
            Sale (repurchase) of senior  notes                        (28,000)            (18,350)             500,000
            Costs incurred to issue Series A Preferred Stock          (10,701)                  --                  --
            Repurchase of common stock                                (14,573)             (3,433)                  --
            Proceeds from issue of  special warrants                    57,462                  --                  --
            Other                                                        1,821             (1,092)                  --
                                                                 --------------     ---------------      --------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                        26,096              27,000             610,225
                                                                 --------------     ---------------      --------------

       EFFECT OF EXCHANGE RATE CHANGES ON NET CASH                     (2,209)             (1,321)                 181
                                                                 --------------     ---------------      --------------

       NET CHANGE IN CASH AND CASH EQUIVALENTS                       (113,695)              39,208             150,987

       CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                219,119             179,911              28,924

       EFFECT OF BRODERBUND'S EXCLUDED RESULTS                         (1,790)                  --                  --
                                                                 --------------     ---------------      --------------

       CASH AND CASH EQUIVALENTS AT END OF PERIOD                      103,634             219,119             179,911

       SHORT-TERM INVESTMENTS                                           85,322              41,894              24,468
                                                                 --------------     ---------------      --------------

       CASH AND SHORT-TERM INVESTMENTS                           $     188,956      $      261,013       $     204,379
                                                                 --------------     ---------------      --------------
                                                                 --------------     ---------------      --------------




 The accompanying notes are an integral part of these supplemental consolidated financial statements

                           THE LEARNING COMPANY, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)
                                 (In thousands)





                                                                            Years Ended December 31,
                                                                    -----------------------------------------
                                                                       1997           1996           1995
                                                                    -----------     ----------    -----------
SUPPLEMENTAL SCHEDULING OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
Issuance of Series A Preferred Stock to retire debt                 $  202,033      $      --       $     --
Common stock issued to settle earn-out agreements                        2,023             --             --
Common stock issued to acquire MECC                                         --        221,319             --
Increase in APIC due to value of in-the-money employee stock
  options acquired in connection with acquisitions                       2,969         19,444         43,369

Common stock issued for acquisitions                                     7,321         15,255         95,292
Conversion of debt to equity                                                --          3,053          3,471
Common stock issued for settlement of expenses                              --         10,132            111
Equipment acquired under capital leases                                     --          1,262            627


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest paid                                                       $   29,914      $  28,547       $    563
Income taxes paid                                                        7,684         10,971         24,156


























 The accompanying notes are an integral part of these supplemental consolidated financial statement0s

                           THE LEARNING COMPANY, INC.
             Notes to Supplemental Consolidated Financial Statements
               (In thousands, except share and per share amounts)


(1)   DESCRIPTION  OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Business

         The Learning Company, Inc. ("TLC" or the "Company") develops, publishes and markets consumer software in the education and reference category and, to a lesser extent, productivity, lifestyle and entertainment categories. The Company sells its products in the retail channel through mass merchants, consumer electronic stores, price clubs, office supply stores, software specialty stores and distributors; to original equipment manufacturers ("OEMs"); to schools and to end-users through direct response methods. The Company also develops and distributes income tax software products and offers computerized processing of income tax returns in Canada. The Company's principal market is in the United States and Canada. The Company has international operations in Germany, Ireland, France, Holland, the United Kingdom, Japan and Australia. On October 24, 1996, SoftKey International Inc. changed its name to The Learning Company, Inc.

         On August 31, 1998, the Company acquired Broderbund Software, Inc. ("Broderbund"), a developer and publisher of consumer software for the home and school pursuant to an agreement and plan of merger dated June 21, 1998. This transaction was accounted for using the pooling-of-interests method of accounting. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. The accompanying Supplemental Consolidated Financial Statements of the Company have been restated to include the results and balances of Broderbund for all periods presented.

         The Company's fiscal year is the 52 or 53 weeks ending on or after December 31. For clarity of presentation herein, all references to December 31, 1997 relate to balances as of January 3, 1998, references to December 31, 1996 relate to balances as of January 4, 1997, the period from January 5, 1997 to January 3, 1998 is referred to as the "Year Ended December 31, 1997", the period from January 7, 1996 to January 4, 1997 is referred to as the "Year Ended December 31, 1996" and the period from January 1, 1995 to January 6, 1996 is referred to as the "Year Ended December 31, 1995".

    Basis of Presentation

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions regarding items such as return reserves and allowances, net realizable value of intangible assets and valuation allowances for deferred tax assets that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these financial statements include: return reserves, inventory reserves, valuation of deferred tax assets and valuation and useful lives of intangible assets. Actual results could differ from these estimates.

         The balance sheets of the Company as of December 31, 1997 and 1996 have been combined with the balance sheets of Broderbund as at November 30, 1997 and as at August 31, 1996, respectively. The statements of operations, cash flows, and stockholders' equity of the Company for the Years Ended December 31, 1997, 1996 and 1995 have been combined with those of Broderbund for the twelve month period ended November 30, 1997 and the years ended August 31, 1996 and 1995, respectively. Broderbund's results for the period from September 1, 1996 through November 30, 1996 have been omitted from the supplemental statement of operations and have been included as a separate line item in the statement of stockholders' equity. Revenue, operating income and net income of Broderbund for the period omitted were $61,491, $13,518, and $8,895, respectively.

         The accompanying Supplemental Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany amounts and transactions have been eliminated.

         Certain prior period amounts have been reclassified to conform with the current year presentation.


    Revenue Recognition

     Revenues are primarily derived from the sale of software products and from software licensing and royalty arrangements. The Company recognizes revenue in accordance with the Statement of Position ("SOP") No. 91-1, Software Revenue Recognition. The Financial Accounting Standards Board recently issued SOP No. 97-2, Software Revenue Recognition. The most significant changes to SOP No. 91-1, relate to multiple deliverables and "when and if available" products. The new SOP No. 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997 and has been adopted by the Company for the fiscal year ending December 31, 1998. The adoption of this new standard has not had a material effect on the Company's financial statements.

     Revenues from the sale of software products are recognized upon shipment, provided that no significant obligations remain outstanding and collection of the receivable is probable. Costs related to insignificant post shipment obligations are accrued when revenue is recognized for the sale of the related products. Allowances for estimated returns are provided at the time of sale and allowances for price protection are provided at the time of commitment and charged against revenues. The Company evaluates the adequacy of allowances for returns and doubtful accounts primarily based upon its evaluation of historical and expected sales experience and by channel of distribution. The estimates determined for reserves for returns and allowances are based upon information available at the reporting date. To the extent the future market, sell-through experience, customer mix, channels of distribution, product pricing and general economic conditions change, the estimated reserves required for returns and allowances may also change. Revenues from royalty and license arrangements are recognized as earned based upon performance or product shipments.

      Advertising and Marketing Costs

     The Company charges direct response advertising costs to sales and marketing expense as incurred. Direct response costs eligible for capitalization are not material at December 31, 1997 or 1996. Co-operative advertising and other channel marketing programs are expensed in the period the programs are run or over the period of specific contract for services and are included in sales and marketing expense. The Company offers various coupon rebate programs to its end-user customers. The Company provides for the expected cost of the coupon redemption at the time of sale under sales and marketing expense. The cost is estimated based upon the expected coupon redemption rate on a product-by-product basis and is adjusted at each reporting period for actual results. Fees for preferred shelf space are expensed as incurred as sales and marketing expense.

      Investments in Affiliates

     Prior to January 1997, the Company and Random House, Inc. (collectively, the "Partners") participated in a joint venture to publish story-based multimedia software for children. The joint venture, Living Books, combined resources of these two publishers and was 50% owned by each. The Company's contribution to the joint venture consisted of the Living Books product line existing at the time and the technology and people to produce more Living Books. Random House, Inc. contributed cash and access to its library of children's books and authors. The joint venture was responsible for all research and development, manufacturing and marketing costs associated with the Living Books products. The Partners each distributed Living Books products through their respective distribution channels under an affiliated label arrangement. The Company reported revenues of $1,393, $18,041 and $22,393 during the Years Ended 1997, 1996, and 1995 from distribution of Living Books products as affiliated label products. Prior to January 1, 1997, the Company reported its share in earnings of Living Books using the equity method of accounting. The equity earnings were not material. As of January 1, 1997, the Company purchased Random House's 50% share in this joint venture (see Note 2 - Business Combinations). The results of Living Books after this date are reflected in the accompanying financial statements.

      Cash and Short-Term Investments

     Cash and equivalents consist of cash in banks and investments in highly liquid short-term instruments with original maturities of 90 days or less. Short-term investments consist principally of municipal bonds and U.S.

government agency notes. At year end the Company has approximately $20,000 of cash on deposit under compensating balances that are not legally restricted with the Company's bank to provide for credit enhancement under the receivables purchase agreement.

     The Company accounts for investments under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"). Under SFAS No. 115, investments in equity and debt securities are classified in three categories and accounted for based upon the classification. The Company has accounted for investments in debt securities as "available-for sale" pursuant to SFAS No. 115 and has recorded such investments at fair value with unrealized gains and losses reported as a component of stockholders' equity.

      Fair Value of Financial Instruments

     The carrying amount approximates fair value for each class of financial instruments which include cash and equivalents, accounts receivable, accounts payable and accrued liabilities because of the short maturity of these instruments. The carrying values of short-term investments are based upon quoted market prices.

                                                 December 31,
                                         ------------------------------
                                             1997           1996
                                             ----           ----
Cash and equivalents:
   Cash and money market funds           $     98,359     $    111,269
   Municipal securities                         3,200           53,812
   Commercial paper                               875            1,500
   Money market preferreds                      1,200           49,200
   Corporate notes                                 --            3,338
                                         --------------   ------------
                                              103,634          219,119
Short-term investments:
   Money market preferreds                      3,012            2,675
   Municipal securities                        72,198           22,831
   Commercial paper                             1,000               --
   U.S. Government agencies                     7,084           15,884
   Corporate equity fund                           --              504
   Corporate notes                              2,028               --
                                         --------------   ------------

Cash and short-term investments            $  188,956       $  261,013
                                         --------------   ------------
                                         --------------   ------------


      Accounting for Transfers and Servicing Financial Assets

     The Company follows Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 125"). FAS 125 applies a control-oriented, financial-components approach to financial asset transfer transactions whereby the Company (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred, (2) derecognizes financial assets when control has been surrendered, and (3) derecognizes liabilities once they are extinguished. The Company, through its wholly owned subsidiary The Learning Company Funding, Inc. (a separate special purpose corporation), is party to a receivables purchase agreement whereby it can sell without recourse undivided interests in eligible pools of trade accounts receivable of up to $75,000 on a revolving basis during a five year period ending September 30, 2002. The Company acts as servicing agent for the sold receivables in the collection and administration of the accounts.

      Inventories

     Inventories are stated at the lower of weighted average cost or net realizable value and include third-party assembly costs, CD-ROM discs, manuals and an allocation of fixed overhead.


                                                   December 31,
                                            ----------------------------
                                               1997            1996
                                            -----------     ------------
                 Components                 $     8,333      $    2,384
                 Finished goods                  31,049          16,650
                                            -----------     ------------
                                             $   39,382       $  19,034
                                            -----------     ------------
                                            -----------     ------------


      Property and Equipment

     Property and equipment are stated at the lower of cost, net of accumulated depreciation or net realizable value. Depreciation is calculated using accelerated and straight-line methods over the following useful lives:

               Buildings                      30-40 years
               Computer equipment             3-7 years
               Furniture and fixtures         3-7 years
               Leasehold improvements         Shorter of the life of the lease
                                              or the estimated useful life

     Betterments and major renewals are capitalized and included in property, plant, and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

      Goodwill and Intangible Assets

     The excess cost over the fair value of net assets acquired, goodwill, is amortized on a straight-line basis over 2 years, except for the goodwill associated with the Company's Canadian income tax software business, which is being amortized on a straight-line basis over its estimated useful life of 40 years (balance of $22,341 at the end of fiscal 1997 and $23,352 at the end of fiscal 1996). The Canadian income tax software business was sold on July 9, 1998 for $45,000 in cash. The gain on the sale was not material. The cost of identified intangible assets is generally amortized on a straight-line basis over their estimated useful lives of 2 to 10 years. Deferred financing costs are being amortized on a straight-line basis over the term of the related debt financing.

     The carrying value of goodwill and intangible assets is reviewed on a quarterly and annual basis for the existence of facts or circumstances both internally and externally that may suggest impairment. To date no such impairment has occurred. The Company determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of the impairment based on the related future estimated discounted cash flows. The cash flow estimates that are used to determine the amount of an impairment, if any, contain management's best estimates, using appropriate and customary assumptions and projections at the time. Goodwill and other intangible assets have been presented net of accumulated amortization of $920,871 at the end of fiscal 1997 and $446,658 at the end of fiscal 1996.


      Description                               Estimated
     ------------                            useful life in                    Net balance
                                                  years                      at December 31,
                                             ----------------    -----------------------------------------
                                                                        1997                   1996
                                                                 -------------------     -----------------
      Goodwill                                   2 to 40          $          65,029       $        400,029
      Acquired technology                           2                        16,771                128,283
      Brands and related content rights          7 to 10                     55,581                 10,061
      Deferred financing costs                      5                         3,828                  9,423
      Other intangible assets                       3                         4,639                  4,917
                                                                 -------------------     -----------------
                                                                   $        145,848       $        552,713
                                                                 -------------------     -----------------
                                                                 -------------------     -----------------


      Development and Software Costs

     Development and software costs are expensed as incurred. Development costs for new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Capitalized software development costs on a product-by-product basis are being amortized using the straight-line method over the remaining estimated economic life of the product, which is generally twelve months beginning when launched, which approximates the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. At December 31, 1997 and 1996, the Company had capitalized software development costs of $13,665 and $6,140, respectively, which are included in other current assets. Amortization of software development costs was $12,052, $9,904 and $2,368 in each of the Years Ended December 31, 1997, 1996 and 1995, respectively.

      Income Taxes

     Deferred tax liabilities and assets are determined based on the differences between the financial statement basis and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. FAS 109 also requires a valuation allowance against net deferred tax assets if based upon the available evidence it is more likely than not that some or all of the deferred tax assets will not be realized.

      Foreign Currency

     The functional currency of each foreign subsidiary is the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period end exchange rates. Revenues and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments have been accumulated and are included as a separate component of stockholders' equity (deficit).

      Computation of Earnings Per Share

     For the year ended December 31, 1997, the Company adopted Statement of Accounting Standards No. 128 ("FAS 128"), which requires the presentation of Basic and Dilutive earnings per share, which replaces primary and fully diluted earnings per share. Earnings per share have been restated for all periods presented to reflect the adoption of FAS 128. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Common stock equivalent shares consist of convertible debentures, preferred stock, stock options and warrants. The dilutive computations do not include common stock equivalents for the years ended December 31, 1997, 1996 and 1995 as their inclusion would be antidilutive.

(2)   BUSINESS COMBINATIONS

      Broderbund

         On August 31, 1998, the Company acquired all of the issued and outstanding common shares of Broderbund in exchange for 16,848,753 shares of common stock of the Company pursuant to an agreement and plan of merger dated June 21, 1998 whereby each common share of Broderbund was exchanged into 0.80 shares of the Company's common stock. This acquisition has been accounted for using the pooling-of-interests method of accounting. The balances as at December 31, 1997 and 1996 and the results for the three years ended December 31, 1997 have been restated to include the balances and results of Broderbund. Results on a stand-alone basis were as follows:

        Year Ended                                                       Combined
    December 31, 1997              TLC      Broderbund   Adjustments     Restated
---------------------------    ------------ ------------ ------------- --------------
Revenues                       $   392,438  $   228,493  $       --    $     620,931
Operating loss                   (393,055)     (23,659)       9,000        (407,714)
Net loss                         (475,667)     (11,800)      (7,443)       (494,910)
Net loss per share                  (9.59)       (0.71)          --           (7.48)


        Year Ended                                                       Combined
    December 31, 1996              TLC      Broderbund   Adjustments     Restated
---------------------------    ------------ ------------ ------------- --------------
Revenues                       $   343,321  $   186,207  $      --     $    529,528
Operating income (loss)          (381,312)       59,877       (9,000)      (330,435)
Net income (loss)                (405,451)       36,777       (7,786)      (376,460)
Net income (loss) per share         (9.94)         2.22         --            (6.56)


        Year Ended                                                       Combined
    December 31, 1995              TLC      Broderbund   Adjustments     Restated
---------------------------    ------------ ------------ ------------- --------------
Revenues                       $   167,042      171,594          --            338,636
Operating income (loss)           (60,870)       51,490          --            (9,380)
Net income (loss)                 (65,960)       36,187       (5,394)         (35,167)
Net income (loss) per share         (2.65)         2.26          --             (0.86)


             In order to conform the application of generally accepted accounting principles between the two separate entities an adjustment to increase the valuation allowance for income tax assets of $16,443, $1,214 and $5,394 was recorded in each of the Years Ended December 31, 1997, 1996 and 1995, respectively, and $9,414 was charged to opening retained earnings relating to years prior to 1995. The adjustments increase the valuation allowance for uncertainty of recoverability of income tax assets of Broderbund as it was determined that it was more likely than not that some or all of the assets would not be realized under the combined entity. There were no intercompany transactions between the two companies other than a termination fee of $18,000 paid by the Former Learning Company to Broderbund in December 1995 related to the proposed merger between the two companies that was terminated. This amount was recorded as other income by Broderbund and was included in the determination of the purchase price of the Former Learning Company by the Company. Accordingly, the merger termination fee has been eliminated from the Broderbund net income for the year ended August 31, 1996 and the purchase price of the Former Learning Company has been reduced, resulting in a reduction in amortization of goodwill of $9,000 in each of the Years Ended December 31, 1997 and 1996.

    Creative Wonders

          On October 23, 1997, the Company acquired control of Creative Wonders, L.L.C. ("Creative Wonders"), an educational software company that publishes, among other titles, the Sesame Street line of products. The purchase price was a total of $37,799 including the value of employee stock options assumed and estimated transaction costs. The purchase price included cash payments of $33,883.

    Parsons Technology

          On August 6, 1997, the Company acquired control of Parsons Technology ("Parsons"). Parsons is a direct-to-consumer marketing organization which publishes a range of consumer software. The acquisition has been accounted for under the purchase method. The purchase price was approximately $31,000 in cash, including transaction costs.

    Living Books

          On January 1, 1997, the Company acquired the remaining 50% interest in the Living Books joint venture. The acquisition was accounted for under the purchase method of accounting and was accomplished by a combination of cash and restricted stock, with an aggregate purchase price of approximately $18,370, including transaction costs.

    Other 1997 Combinations

          On September 19, 1997, the Company acquired Learning Services Inc. ("Learning Services"), a national school software catalog for teachers, in exchange for the issuance of 709,976 shares of common stock. On September 29, 1997, the Company acquired Skills Bank Corporation ("Skills Bank"), a developer of educational and remedial software products for adult, adolescent and K to 12 students, in exchange for the issuance of 1,069,286 shares of common stock. On October 2, 1997, the Company acquired Microsystems Software, Inc. ("Microsystems"), a developer of Internet filtering software, in exchange for the issuance of 955,819 shares of common stock. On December 30, 1997, the Company acquired TEC Direct, Inc. ("TEC Direct"), an educational consumer software catalog, in exchange for the issuance of 429,733 shares of common stock. Each of these transactions was accounted for using the pooling-of-interests method of accounting. The Supplemental Consolidated Financial Statements of the Company for the years prior to December 31, 1997 do not include the results and balances of these companies as they were deemed to be immaterial to the Supplemental Consolidated Financial Statements for those periods.

    T/Maker

          On August 6, 1996, the Company acquired T/Maker Company ("T/Maker"), a developer of clip art software. The acquisition has been accounted for under the purchase method. The purchase price was approximately $19,900 in cash, including transaction costs. The pre-combination results of T/Maker were not material.

    MECC

          On May 17, 1996, the Company acquired Minnesota Educational Computing Corporation (MECC) ("MECC"), a publisher and developer of high quality children's educational software sold to consumers and schools, in exchange for 9,214,007 shares of the Company's common stock. The total purchase price was $284,631, including estimated transaction costs, value of stock options assumed and deferred income taxes related to certain identifiable intangible assets acquired. Approximately 1,048,000 MECC employee stock options were converted into stock options to purchase approximately 1,198,000 shares of TLC common stock. This transaction was accounted for as a purchase.

    Compton's

          On December 28, 1995, the Company acquired Compton's New Media, Inc. and Compton's Learning Company (collectively, "Compton's"), developers and publishers of multimedia software titles. In and in connection with the acquisition, the Company issued a total of 5,052,697 shares of the Company's common stock, which included 587,036 shares of common stock to settle $14,000 of intercompany debt due to Tribune Company and executed a promissory note for $3,000 in cancellation of the remaining intercompany debt. The total purchase price was $104,394, including estimated transaction costs, deferred income taxes related to certain identifiable intangible assets acquired, settlement of certain intercompany debt to Tribune Company and the fair value of net liabilities assumed. The promissory note was repaid in 1996. This transaction was accounted for as a purchase.

    The Learning Company

          On December 22, 1995, the Company acquired control of The Learning Company ("The Former Learning Company"), a leading developer of educational software products for use at home and school. Under the terms of the merger agreement, the Company acquired, in a two-step business combination, all of the outstanding shares of The Former Learning Company for total consideration of approximately $684,066, including the value of stock options assumed, estimated transaction related costs and deferred income taxes related to certain identifiable intangible assets acquired. Approximately 1.1 million unvested employee stock options of The Former Learning Company were converted into options to purchase 3,123,000 shares of the Company's common stock, based on the merger consideration of $67.50 per share and were vested on or before January 26, 1996. Approximately $543,163 of the purchase price was settled in cash. This transaction was accounted for as a purchase.

    tewi Verlag GmbH

          On July 21, 1995, the Company acquired tewi Verlag GmbH ("tewi"), a publisher and distributor of CD-ROM software and computer-related books, located in Munich, Germany. The purchase price was settled by a combination of cash and issuance of common stock. The Company issued 99,045 shares of common stock valued at $3,640 and may issue additional shares of common stock to a former shareholder of tewi pursuant to an earn-out agreement. The Company paid cash consideration of $12,688 for tewi. The additional shares issuable under the earn-out agreement have been treated as contingent consideration and will be recorded if and when certain future conditions are met. During 1997 and 1996, $498 and $540, respectively, of consideration related to the contingent consideration was earned and recorded as expense by the Company. This transaction was accounted for as a purchase.

          The purchase price for the 1997 acquisitions has been allocated based on fair values as follows:


                                                 Creative             Parsons          Living Books
                                                 Wonders             Technology                               Total
Purchase price                                $       37,799        $      31,000      $      18,370     $        87,169
Less: fair value of net tangible assets
(liabilities)                                        (7,257)               11,689              4,267              8,699
                                              ---------------      ---------------    --------------     --------------
                                                      45,056               19,311             14,103             78,470
Excess allocated to:
         Incomplete technology                         1,050               10,000              9,250             20,300
         Customer list                                    --                4,600                 --              4,600
         Brands and related content rights            44,006                4,711                 --             48,717
                                              ---------------      ---------------     --------------     --------------
Goodwill                                      $           --       $           --     $        4,853     $        4,853
                                              ---------------      ---------------     --------------     --------------
                                              ---------------      ---------------     --------------     --------------


          The purchase price for the 1996 acquisitions has been allocated based on fair values as follows:


                                                             MECC              Others             Total
                                                        ----------------    --------------    --------------
Purchase Price                                             $    284,631      $     15,681       $   300,312
Less:   fair   value   of   net   tangible   assets
(liabilities)                                                    13,990          (15,424)           (1,434)
                                                        ----------------    --------------    --------------
                                                                270,641            31,105           301,746
Excess to allocated to:
    Incomplete technology                                        56,688                --            56,688
    Completed technology                                         88,501               285            88,786
    Brands and related content rights                               894                --               894
                                                        ----------------    --------------    --------------
                                                                146,083               285           146,368
                                                        ----------------    --------------    --------------
Goodwill                                                   $    124,558      $     30,820       $   155,378
                                                        ----------------    --------------    --------------
                                                        ----------------    --------------    --------------


          The Company primarily used the income approach to determine the fair value of the identified intangible assets acquired. The debt-free cash flows, net of provision for operating expenses, were discounted to a net present value. The value of certain completed technology was based upon comparable fair values in the open market. The value of software technology and products under development not considered to have reached technological feasibility and having no future alternative use was expensed on acquisition.

          Unaudited pro forma results of operations for the transactions accounted for using the purchase method of accounting as though the acquisitions had occurred at the beginning of the Years Ended December 31, 1996 and 1995 are below. The pro forma adjustments detailed below include the effect of amortization of intangible assets and goodwill related to the acquisitions over their estimated useful lives of two years and the interest expense related to the issue of the $500,000 of debt for the period prior to 1995 and 1996 acquisitions or issuance, net of any related income tax effects. Pro forma results for the 1997 acquisitions were immaterial.


                                                                     The Former
        Year Ended                                                    Learning                  Pro forma     Pro forma
    December 31, 1996              TLC        tewi      Compton's     Company        MECC      Adjustments    Combined
---------------------------    ------------ ---------- ------------ ------------- ------------ ------------ --------------
Revenues                           529,528         --           --            --        7,800         --         537,328
Operating loss                   (330,435)         --           --            --      (9,212)     (41,128)      (380,775)
Net loss                         (376,460)         --           --            --      (7,021)     (34,009)      (417,490)
Net loss per share                  (6.56)         --           --            --           --           --         (6.88)


        Year Ended
    December 31, 1995
---------------------------
Revenues                        $  338,636   $ 3,720     $ 23,204       $60,698     $ 33,815    $  --         $ 460,073
Operating loss                     (9,380)    (3,589)     (13,904)       10,874        6,079    (428,239)      (438,159)
Net loss                          (35,167)    (3,643)      (9,626)        7,398        5,070    (398,195)      (434,163)
Net loss per share                  (0.86)         --           --           --           --       --             (7.93)


    Future Vision Holding, Inc.

          On August 31, 1995, the Company acquired all of the issued and outstanding capital stock of Future Vision Holding, Inc. ("Future Vision"), a multimedia software company, in exchange for the issuance of 1,088,149 shares of common stock of the Company. This acquisition has been accounted for using the pooling-of-interests method of accounting. The Supplemental Consolidated Financial Statements of the Company for periods prior to December 31, 1995 do not include results for this acquisition as they were deemed to be immaterial.

    Banner Blue Software, Incorporated

          On April 28, 1995, the Company acquired Banner Blue Software, Incorporated ("Banner Blue"), a developer of genealogy software, in a transaction accounted for using the pooling-of-interests method. The Company issued 485,600 shares of common stock in exchange for all the outstanding stock of Banner Blue. The results of Banner Blue prior to acquisition were not material.

(3)   FIXED ASSETS AND OTHER


                                                                  December 31,
                                                         --------------------------------
                                                             1997               1996
                                                         --------------     -------------

Buildings, land and leasehold improvements                $     17,288      $      6,463
Computer equipment                                              47,356            36,531
Furniture and fixtures                                          15,432            15,196
                                                         --------------     -------------
                                                                80,076            58,190
Less:  accumulated depreciation
          and amortization                                    (41,044)          (33,509)
                                                         -------------      --------------
                                                                39,032            24,681
Other                                                           12,766             5,668
                                                         -------------      --------------
                                                            $   51,798      $     30,349
                                                         -------------      --------------
                                                         -------------      --------------

         Included in computer equipment is equipment under capital lease of $1,952 and $2,207 at December 31, 1997 and 1996, respectively. Depreciation expense was $9,066, $9,295 and $8,916 in each of the Years Ended December 31, 1997, 1996 and 1995, respectively.

(4)   LINE OF CREDIT

         TLC Multimedia, Inc., a wholly-owned subsidiary of the Company, has a revolving line of credit (the "Line"), to provide for a maximum availability of $50,000, of which $35,150 was utilized at December 31, 1997. Borrowings under the Line become due on July 1, 1999 and bear interest at the prime rate (8 1/2% at December 31, 1997). The Line is subject to certain financial covenants, is secured by a general security interest in the assets of The Learning Company, Inc. and certain other subsidiaries of the Company and by a pledge of the stock of certain of its subsidiaries. The Line is guaranteed by the Company. On August 21, 1998, the Company amended its line of credit to increase the total availability to $147,500.

(5)   LONG-TERM DEBT

                                                            December 31,
                                               --------------------------------------
                                                    1997                  1996
                                               ----------------      ----------------

Senior Convertible Notes                          $    303,650            $  331,650
Obligations under capital leases                         1,423                 2,099
                                               ----------------      ----------------
                                                       305,073               333,749
Less: current portion                                 (10,717)                 (819)
                                               ----------------      ----------------
                                                  $    294,356            $  332,930
                                               ----------------      ----------------
                                               ----------------      ----------------

          At December 31, 1997, the Company had outstanding $303,650 principal amount 5 1/2% Senior Convertible Notes due 2000 (the "Notes"), which are unsecured. The Notes will be redeemable by the Company on or after November 2, 1998 at redemption prices of 102.2% on November 2, 1998, 101.1% on November 1, 1999 and 100% on or after November 1, 2000 and are convertible into common stock at a price of $53 per share. Interest is payable on the Notes semi-annually on May 1 and November 1 each year. The long-term principal portion of the Notes declined by a total of $38,000 and $18,350 during the Years Ended December 31, 1997 and 1996, respectively. Current portion of long-term debt includes $10,000 of the Notes as the Company intends to repurchase the amount before December 31, 1998. On June 8, 1998, the Company repurchased $96,695 of the Notes in exchange for 3,434,995 shares of the Company's common stock.

(6)   RELATED PARTY TRANSACTIONS

          On December 28, 1995, Tribune Company made an investment in the Company in the form of $150,000 principal amount 5 1/2% Senior Convertible/Exchangeable Notes due 2000 (the "Private Notes"). The Private Notes were redeemable by the Company on or after November 2, 1998 at redemption prices of 102.2% on November 2, 1998, 101.1% on November 1, 1999 and 100% on November 1, 2000 and were convertible into common stock at a price of $53 per share. The Private Notes were sold during 1997 in a private transaction to an investor group prior to issuance by the Company of 750,000 shares of Series A Convertible Participating Preferred Stock (the "Series A Preferred Stock") and were surrendered by the investor group for issue of the Series A Preferred Stock. In connection with the issuance of the Series A Preferred Stock, the Company paid a transaction fee to the investor group totaling $1,845, of which $1,125 was paid to one of the investors where a director of the Company is an officer. The loss resulting from the exchange of the Private Notes for the Series A Preferred Stock, net of tax benefit, was immaterial.

 (7)  COMMITMENTS AND CONTINGENCIES

    Lease Obligations

          The Company leases office facilities and equipment under operating and capital leases. Rental expense for operating leases was approximately $10,027, $6,862 and $5,116 and for the Years Ended December 31, 1997, 1996 and 1995, respectively. Future annual payments under capital and operating leases are as follows:


                                                        Capital          Operating
                                                         Leases           Leases
                                                      -------------     ------------

                          1998                          $      788      $    12,851
                          1999                                 601           11,209
                          2000                                 142           10,021
                          2001                                   2            8,570
                          2002                                   2            1,747
                          Thereafter                            --            8,602
                                                      -------------     ------------
                                                             1,535        $  53,000
                                                                        ------------
                                                                        ------------
                          Less:   interest                   (112)
                          Less:   current portion            (717)
                                                      -------------
                                                        $      706
                                                      -------------
                                                      -------------


(8)   COMMON  AND  PREFERRED STOCK

          Common Stock

          The Company has reserved 22,267,847 shares of its common stock for issuance related to the Exchangeable Shares (described below), employee stock options and warrants at year end. The Exchangeable Shares are represented by the one share of Special Voting Stock. In addition, the Company has reserved a total of 20,729,245 shares of its common stock for issuance related to the Notes and the Preferred Stock at year end.

          Exchangeable Shares

          On February 4, 1994, the Company completed a three-way business combination (the "Three-Party Combination") among SoftKey Software Products Inc. ("Former SoftKey"), WordStar International Incorporated ("WordStar") and Spinnaker Software Corporation ("Spinnaker"). In connection with the Three-Party Combination, Former SoftKey stockholders were entitled to elect to receive shares of the Company's common stock or Exchangeable Non-Voting Shares (the "Exchangeable Shares") of SoftKey Software Products Inc. ("SoftKey Software"), the successor by amalgamation to Former SoftKey. The Company also issued a special voting share (the "Voting Share") which has a number of votes equal to the number of Exchangeable Shares outstanding. The holder of the Voting Share is not entitled to dividends and shall vote with the common stockholders as a single class. The Exchangeable Shares may be exchanged for the Company's common stock on a one-for-one basis until February 4, 2005, at which time any outstanding Exchangeable Shares automatically convert to shares of the Company's common stock. At year end there were 1,478,929 Exchangeable Shares outstanding and not held by the Company and its subsidiaries.

          On November 6, 1997, SoftKey Software issued in a private placement in Canada 4,072,000 special warrants for net proceeds of $57,462, each of which was exercisable without additional payment for one Exchangeable Share. On February 23, 1998, each special warrant was exchanged in accordance with their provisions into one Exchangeable Share without additional payment. On March 12, 1998, SoftKey Software issued in a private placement in Canada a further 8,687,500 special warrants for net proceeds of approximately $134,000. On July 9, 1998 each special warrant was exchanged in accordance with their provisions into one Exchangeable Share without additional payment.

          Preferred Stock

          On December 4, 1997, the Company issued an aggregate of 750,000 shares of Series A Preferred Stock to an investor group in exchange for the Private Notes. Each share of the Series A Preferred Stock has an initial liquidation preference of $200 and is initially convertible into 20 shares of common stock, or 15,000,000 shares of common stock in the aggregate on an as-converted basis, subject to adjustment for certain minimum returns on investment. The Series A Preferred Stock is non-redeemable, bears no dividend, is subject to restrictions on resale for a period of at least eighteen months and is manditorily convertible into common stock upon satisfaction of certain conditions.

          The Company estimated the extraordinary loss for financial reporting purposes to be approximately $61,000 as at the date the Company entered into and announced the agreement on August 25, 1997. The Company also estimated that the resulting benefit for income tax purposes was approximately $61,000 as at the date of issuance of the Series A Preferred Stock on December 5, 1997. As a result, the extraordinary loss, net of tax, was determined to be immaterial.

(9)    STOCK OPTIONS AND WARRANTS

    Stock Option Plans

          1990 Long-Term Equity Incentive Plan

          The Company has a Long-Term Equity Incentive Plan (the "LTIP"). The LTIP allows for incentive stock options, non-qualified stock options and various other stock awards. Administration of the LTIP is conducted by the Company's Compensation Committee of the Board of Directors. The Compensation Committee determines the amount and type of option or award and terms and conditions and vesting schedules (generally 3 years) of the award or option. The maximum term of an option is 10 years. Upon a change of control, as defined, awards and options then outstanding become fully vested, subject to certain limitations.

          On December 4, 1997, the stockholders of the Company approved an amendment to increase the maximum number of shares of common stock issuable under the LTIP to 9,000,000 from 7,000,000. On August 31, 1998, the stockholders of the Company approved an amendment to increase the maximum number of shares of common stock issuable under the LTIP to 14,000,000 from 9,000,000. The total number of shares of common stock reserved for issuance under the LTIP at year end was 6,538,716 shares, 2,039,645 of which remained available for grant.

          1996 Non-Qualified Stock Option Plan

          The Company initiated a non-qualified stock option plan (the "1996 Plan") that was approved by the Company's Board of Directors on February 5, 1996. The 1996 Plan allows for non-qualified stock options and various other stock awards. Administration of the 1996 Plan is conducted by the Company's Compensation Committee of the Board of Directors. The administrator determines the amount and type of option or award and terms and conditions and vesting schedules (generally 3 years) of the award or option. The maximum term of an option is 10 years. Upon a change of control, as defined, awards and options then outstanding become fully vested, subject to certain limitations. The maximum number of shares issuable under the 1996 Plan is 5,000,000. The total number of shares of common stock reserved under the 1996 Plan at year end was 4,612,949 shares, 585,183 of which remained available for grant.

          1994 Non-Employee Director Stock Option Plan

          On April 26, 1994, the Board of Directors approved a non-employee director stock option plan (the "1994 Non-Employee Director Plan"). The 1994 Non-Employee Director Plan provides for an initial grant of 20,000 options at fair market value to be issued to each non-employee director who first became a director of the Company after February 1, 1994 ("Initial Grants"). During the Year Ended December 31, 1995, a further 100,000 options were granted to each of the non-employee directors. During the Year Ended December 31, 1996, a further 26,667 options were granted to each of the non-employee directors. The maximum number of common shares issuable under the 1994 Non-Employee Director Plan is 500,000, all of which were granted at year end. Options granted to non-employee directors as Initial Grants were 100% exercisable at the time of grant and options issued as subsequent grants become exercisable over a three-year period. All such options are exercisable for a period of 10 years from date of grant.

         1996 Non-Employee Director Stock Option Plan

          On July 31, 1996, Board of Directors approved the Company's 1996 Non-Employee Director Option Plan (the "1996 Non-Employee Director Plan"), which was approved by stockholders on December 4, 1997. Under the 1996 Non-Employee Director Plan, certain directors who are not officers or employees of the Company or any affiliate of the Company (the "Non-Employee Directors") are eligible to receive stock options. The 1996 Non-Employee Director Plan provides that each Non-Employee Director who became a director after May 16, 1996, but prior to August 16, 1996 ( the "Effective Date") was entitled to receive a non-statutory stock option (the "Initial Option") to purchase 50,000 shares of common stock on the Effective Date. The 1996 Non-Employee Director Plan further provides that each Non-Employee Director who becomes a director after the Effective Date is entitled to receive the Initial option to purchase 50,000 shares of common stock on the date that he or she first becomes a member of the Board of Directors. In addition, the 1996 Non-Employee Director Plan provides that each Non-Employee Director is entitled to receive a non-statutory option to purchase 25,000 shares of common stock upon initial appointment to a committee of the Board of Directors (the "Committee Option"). The Board of Directors may also grant additional non-statutory options (the "Discretionary Options") to Non-Employee Directors in its or the Committee's sole discretion. Initial options, Committee Options and Discretionary Options are exercisable in eight quarterly installments, with the first of such installments becoming exercisable three months after the date grant (provided that, for each such installment, the optionee continues to serve as a director). The total number of shares of common stock reserved for issuance under the 1996 Non-Employee Director Plan as of year end was 500,000, 100,000 of which remain available for grant.

          Broderbund Stock Option Plans

          Under the Broderbund Employee and Consultant Stock Option Plans (the "Broderbund Plans"), incentive and non-qualified stock options may be granted to employees, directors and consultants to purchase a maximum of 5,000,000 common shares. All options are granted at an amount equal to or greater than the fair market value of the common stock at the date of grant. Options vest in annual 20% increments from the date of grant, according to the vesting schedule at the date of grant. The options generally expire ten years from the date of grant. In connection with the merger with the Company, all of Broderbund options were converted at the merger exchange ratio of 0.80 per common share into options to acquire common stock of the Company. None of the terms of the Broderbund options was changed as a result of the merger.

          The following table summarizes the stock option activity under the LTIP, the 1996 Plan, the Broderbund Plans, the 1996 Non-Employee Director Plan and the 1994 Non-Employee Director Plan:

                          December 31, 1997                   December 31, 1996                   December 31, 1995
                    -------------------------------    ---------------------------------    ------------------------------
                                        Weighted                             Weighted                          Weighted
                                         Average                             Average                           Average
                       Shares           Exercise           Shares            Exercise           Shares         Exercise
                                          Price                               Price                             Price
                    --------------     ------------    ----------------    -------------    ---------------    -----------

Beginning              12,245,151       $    22.35           8,228,569      $     17.87          4,033,580     $    13.97
Assumed in
 acquisitions             716,856             4.78           1,197,852             8.39          3,157,538           8.19
Granted                 7,524,973            13.34           8,035,703            22.93          2,974,996          31.84
Exercised             (1,240,850)             8.91         (3,319,276)             8.09        (1,704,435)          25.91
Excluded
period                    554,400               --                  --               --                 --             --
Canceled              (6,137,075)            19.34         (1,897,697)            21.58          (233,110)          21.52
                    --------------     ------------    ----------------    -------------    ---------------    -----------
Ending                 13,663,455       $    17.32          12,245,151      $     22.35          8,228,569     $    17.87
                    --------------     ------------    ----------------    -------------    ---------------    -----------
                    --------------     ------------    ----------------    -------------    ---------------    -----------

          The following table summarizes information about stock options outstanding at year end:



                                                Options Outstanding                           Options Exercisable
                                -----------------------------------------------------    ------------------------------

                                                      Weighted
                                                      Average            Weighted                           Weighted
                                    Number           Remaining           Average            Number           Average
                                 Outstanding        Contractual       Exercise Price     Exercisable        Exercise
Range of Exercise Prices         at 12/31/97            Life                             at 12/31/97          Price
----------------------------    ---------------    ---------------    ---------------    -------------     ------------

$      0.05   -  $   9.8750          2,623,073               8.39     $         6.99          896,099      $      6.19
      10.21   -     15.8750          4,304,026               7.74              10.70        3,013,117            10.79
    16.0625   -      28.750          4,484,063               7.41              19.47        1,550,061            23.00
      30.39   -       41.41          2,195,237               8.92              36.02          477,530            36.26
         90   -       95.91             57,056               5.60              92.58           24,960            92.84
------------    ------------    ---------------    ---------------    ---------------    -------------     ------------
$      0.05   -  $    95.91         13,663,455               7.94     $        17.28        5,961,767      $     15.66
------------    ------------    ---------------    ---------------    ---------------    -------------     ------------
------------    ------------    ---------------    ---------------    ---------------    -------------     ------------

          Options to purchase 5,961,767, 4,631,729 and 2,090,654 shares of common stock were exercisable at December 31, 1997, 1996 and 1995, respectively.

          The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for the stock option plans as calculated under SFAS 123. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:


                                               1997               1996                 1995
                                           -------------     ----------------     ----------------

Net loss - as reported                      $ (494,910)       $    (376,460)      $      (35,167)
Net loss - pro forma                          (533,378)            (405,045)             (51,047)
Net loss per share - as reported                 (7.48)               (6.56)               (0.86)
Net loss per share - pro forma                   (8.06)               (7.06)               (1.26)

          The above compensation cost does not include the fair value of the stock options assumed in connection with the acquisitions accounted for under the purchase method of accounting, as the fair value of such options have been included in the purchase price of the acquired companies.

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995:


                                                 1997               1996                1995
                                            ---------------    ---------------     ---------------

Dividend yield                                          --                 --                  --
Expected volatility                                  .7500              .7857               .6827
Risk free interest rate                              6.00%              5.47%               5.31%
Expected lives                                       4 yrs              4 yrs               4 yrs
Weighted average grant-date
  fair value of options granted                     $10.57             $10.79              $15.61

          The effects of applying SFAS 123 in this disclosure are not indicative of future amounts. Additional grants in future years are anticipated.

          On March 13, 1997, in order to continue to provide a competitive employment environment for staff retention and hiring, the Company instituted an Option Exchange Program under which certain employees (other than employees who are directors) with options exercisable at $10.40 per share or higher were given the opportunity to exchange such options for options with an exercise price of $10.40 per share. A total of 3,627,020 employee stock options were exchanged and are included in the cancelled and re-granted employee stock options in the above table.

    1997 Employee Stock Purchase Plan

                On December 4, 1997, the Company's stockholders approved the 1997 Employee Stock Purchase Plan, which provides for six offerings, one beginning every six months commencing December 1, 1997 until and including November 30, 2000, that provides certain eligible employees with the opportunity to purchase shares of the Company's common stock at a price of 85% of the price listed on the New York Stock Exchange at various specified purchase dates. A maximum of 1,000,000 shares of common stock has been authorized for issuance under the 1997 Employee Stock Purchase Plan.

    Warrants

         On November 6, 1997, the Company's Canadian subsidiary, SoftKey Software, issued in a private placement in Canada 4,072,000 special warrants for net proceeds of approximately $57,462. Each special warrant was exchanged in accordance with its provisions into one Exchangeable Share on February 23, 1998. On March 12, 1998, SoftKey Software issued in a private placement in Canada a further 8,687,500 special warrants for net proceeds of approximately $134,000. On July 9, 1998, each special warrant was exchanged in accordance with its provisions into one Exchangeable Share without additional payment.

         On July 31, 1995, the Company announced that it would redeem all of its 2,925,000 publicly traded warrants for $0.10 per warrant on August 31, 1995 in accordance with the terms and conditions of the warrants. Holders of such warrants received in exchange for the warrants an aggregate of 289,959 shares of common stock. The remaining 25,410 warrants were redeemed by the Company.

(10)  AMORTIZATION, MERGER AND OTHER CHARGES

               During the Year Ended December 31, 1997, the Company completed the acquisition of Creative Wonders, Parson's Technology, and Living Books using the purchase method of accounting and the acquisitions of Learning Services, Skills Bank, TEC Direct and Microsystems using the pooling-of-interests method of accounting. During the year ended December 31, 1996 the Company completed the acquisitions of T/Maker, MECC and Edusoft S.A. using the purchase method. During the Year Ended December 31, 1995, the Company completed the acquisitions of The Former Learning Company, Compton's and tewi using the purchase method of accounting and Future Vision and Banner Blue using the pooling-of-interest method of accounting. Amortization, merger and other charges were expensed as incurred or were recorded when it became probable that the transaction would occur and the expense could be reasonably estimated. Amortization, merger and other related charges are as follows:

                                                                             Years Ended December 31,
                                                              --------------------------------------------------------
                                                                   1997                1996                1995
                                                              ---------------     ----------------    ----------------

Amortization of goodwill and other intangible assets          $      455,020      $       434,520     $        32,063
Exit and restructuring costs                                          54,572                4,260               1,304
Charge for incomplete technology                                      20,300               56,688              60,483
Provision for earn-outs                                                5,497                2,917                  --
Professional fees and other costs                                      8,537                5,135               9,417
                                                              ---------------     ----------------    ----------------
                                                              $      543,926       $      503,520     $       103,267
                                                              ---------------     ----------------    ----------------
                                                              ---------------     ----------------    ----------------


          The amortization of goodwill and other intangible assets in 1997, 1996 and 1995 represents primarily the amortization of the goodwill and acquired intangible assets in connection with the acquisitions of Creative Wonders, Parson's Technology, Living Books, T/Maker, MECC, The Former Learning Company and Compton's.

          Exit and restructuring costs related to charges during the year for employee severance of $12,130, discontinued products of $23,257, termination of certain supplier relations of $10,229 and other charges related to the Company's acquisition strategy and integration of the acquired companies of $8,956. The charge has increased in the Year Ended December 31, 1997 as compared to the Year Ended December 31, 1996 due to the change in strategy related to the school channel and product discontinuation due primarily to the 1997 acquisitions. A total of 109 employees were terminated in the areas of development, marketing, operations, sales and administration as part of the integration process. The plan was consummated during the year. There were no separately identifiable operations that will not be continued. Employee severance costs in the Year Ended December 31, 1996 related to termination of employees of the Company in connection with the acquisitions of The Former Learning Company and MECC and the related changes in strategy. A total of 108 employees were terminated in the areas of operations, marketing, sales, technical support and product development. Employee severance costs in the Year Ended December 31, 1995 related to termination of employees in connection with the acquisitions of Future Vision and certain severances related to changes in the Company's operations related to the acquisitions and changes in strategy. A total of 63 employees were terminated in the areas of operations, product development and administration. Accrued exit and restructuring costs at December 31, 1997 are not material.

         The charge for incomplete technology in the Year Ended December 31, 1997 related to products being developed by Creative Wonders, Parsons Technology, and Living Books, in the Year Ended December 31, 1996 related to products being developed by MECC and in the Year Ended December 31, 1995 related to products being developed by The Former Learning Company and Compton's. In each case the Company believes the products in development had not reached technological feasibility at the date of acquisition, had no alternative future use and additional development would be required to complete the software technology.

          The provision for earn-outs related to the amounts earned by the former owners of certain acquisitions based upon the achievement of certain revenue and operating goals achieved. These amounts are expected to be paid in common stock of the Company prior to December 31, 1998.

          Professional fees and other costs in the Year Ended December 31, 1997 related to investment banking, legal, accounting fees and other transaction related costs incurred in connection with the acquisitions of Skills Bank, Learning Services, TEC Direct and Microsystems. Professional fees and other transaction related costs in the Year Ended December 31, 1996 relate to additional legal and accounting costs incurred in connection with the acquisition of MECC and professional fees incurred in the aborted merger by Broderbund with the Former Learning Company. Professional fees and other transaction related costs in the Year Ended December 31, 1995 relate to the investment banking, legal and accounting costs incurred to such date for the proposed merger with MECC and the professional fees associated with the acquisition of Future Vision on August 31, 1995.

          At December 31, 1997, the Company had merger related accruals of $12,533. The accruals consisted of amounts due for legal and accounting fees, employee severance and lease termination costs related to the acquisitions. The Company expects to substantially pay the remaining amounts prior to December 31, 1998.

(11) INCOME TAXES

          The Company's net loss for the years ended December 31, 1997, 1996 and 1995 includes amortization, merger and other charges of $543,926, $503,520, and $103,267, respectively, certain of which are not deductible for income tax purposes. The Company's income (loss) before income taxes consisted of the following:


                                                            Years Ended December 31,
                                             --------------------------------------------------------
                                                  1997                 1996                1995
                                             ----------------     ----------------    ---------------
United States                                 $    (444,061)       $    (364,902)       $    (3,247)
Foreign                                               20,195              17,044              4,822
                                             ----------------     ----------------    ---------------
                                              $    (423,866)       $    (347,858)       $      1,575
                                             ----------------     ----------------    ---------------
                                             ----------------     ----------------    ---------------

The provision for income taxes consists of the following:


                                                            Years Ended December 31,
                                             --------------------------------------------------------
                                                  1997                 1996                1995
                                             ----------------     ----------------    ---------------

Current income taxes:
     Federal                                    $     46,860      $        39,169     $        29,920
     State                                             9,051                9,870              8,289
     Foreign                                           2,233                4,542                488
                                             ----------------     ----------------    ---------------
                                                      58,144               53,581             38,697
                                             ----------------     ----------------    ---------------
Deferred income taxes (benefit):
     Federal                                          14,281             (24,769)            (1,669)
     State                                           (1,381)                (210)              (286)
     Foreign                                              --                   --                 --
                                             ----------------     ----------------    ---------------
                                                      12,900             (24,979)            (1,955)
                                             ----------------     ----------------    ---------------
                                                 $    71,044        $      28,602     $       36,742
                                             ----------------     ----------------    ---------------
                                             ----------------     ----------------    ---------------

          The significant components of deferred income tax expense are primarily from changes in deferred tax liabilities related to the acquired technology, depreciation, certain allowances and reserves not currently deductible, and changes in the deferred tax asset valuation reserve.

          The Company's actual tax as compared to the 1997, 1996 and 1995 statutory tax rate reported on income is as follows:

                                                                                  Years Ended December 31,
                                                                     ----------------------------------------------------
                                                                          1997               1996              1995
                                                                     ----------------    -------------     --------------

Tax provision (benefit) at statutory federal income tax rate (35%)   $     (148,353)     $  (121,750)      $         551
State income tax, net of federal benefit                                       4,869           10,104              6,201
Net foreign earnings taxed at rates different than federal tax rate            1,700            2,319                700
Non deductible amortization, merger and other charges                        119,213          181,418             36,110
Effect of change in valuation allowance                                       77,677          (1,213)              5,394
Utilization of prior year tax benefits                                            --         (41,448)           (12,457)
Other                                                                         15,933            (828)                243
                                                                     ----------------    -------------     --------------
                                                                     $        71,044     $     28,602     $       36,742
                                                                     ----------------    -------------     --------------
                                                                     ----------------    -------------     --------------

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:


                                                       Years Ended December 31,
                                                  ------------------------------------
                                                       1997                1996
                                                  ---------------    -----------------
Deferred tax assets:
          Net operating losses and credits         $     112,196        $      49,582
          Purchased Technology                            10,991                  581
          Other reserves and accruals                     54,527               25,146
                                                  ---------------    -----------------
                                                         177,714               75,309
Less:  valuation allowance                             (161,307)             (66,945)
                                                  ---------------    -----------------
                                                          16,407                8,364
                                                  ---------------    -----------------
Tax liabilities:
          Deferred intangible assets                    (10,552)             (58,284)
          Deferred foreign taxes                              --              (3,941)
          Other deferred taxes                           (7,008)                (173)
                                                  ---------------    -----------------
                                                        (17,560)             (62,398)
                                                  ---------------    -----------------
Net deferred tax liability                               (1,152)             (54,034)
Accrued tax liabilities                                 (74,015)             (32,885)
                                                  ---------------    -----------------
                                                  $     (75,167)     $       (86,919)

                                                  ---------------    -----------------
                                                  ---------------    -----------------

          The valuation allowance relates to uncertainties surrounding the recoverability of deferred tax assets. In assessing the realizability of deferred assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which benefits from net operating loss carryforwards are available and temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and other matters in making this assessment. As a result of its evaluation of these factors at December 31, 1997 the Company recorded a valuation reserve for deferred tax assets of $161,307 (including $16,600 for items related to additional paid-in-capital in the Year Ended December 31,
1997). At December 31, 1997, the Company had worldwide net operating loss carryforwards and other tax benefits of approximately $280,400 for income tax purposes, expiring from the year 2000 through 2012. The Company expects to reduce its deferred tax liability in proportion to the amortization taken on certain intangible assets established in the acquisitions. The reduction of the intangible assets and the deferred tax liability will not impact future cash flows of the Company. The utilization of tax loss carryforwards is subject to limitations under Section 382 of the U.S. Internal Revenue Code, the U.S. consolidated tax return provisions, and foreign country tax regulations. Accrued income tax liabilities relates to identified federal, state and foreign accrued income tax liabilities that are not currently due.

(12)  SUBSEQUENT EVENTS

Acquisition of Mindscape

          On March 5, 1998, the Company acquired control of Mindscape, Inc., a consumer software company, and certain affiliated companies ("Mindscape") for a total purchase price of $152,557 payable in cash of $122,557 and the remainder through the issuance of 1,366,743 shares of common stock. The transaction was accounted for using the purchase method of accounting. The purchase price for Mindscape was allocated as follows:


Purchase price                                    $   152,557
Plus: fair value of net liabilities assumed             3,297
                                                  -------------
                                                      155,854
                                                  -------------
Excess allocated to:
   Incomplete technology                              103,000
   Completed technology and products                   13,000
   Brands and trade names                              30,000
                                                  -------------
                                                      146,000
                                                  -------------
Goodwill                                           $    9,854
                                                  -------------
                                                  -------------

          The Company primarily used the income approach to determine the fair value of the identified intangible assets acquired. The debt-free cash flows, net of provision for operating expenses, were discounted to a net present value. The Company believes that the incomplete products under development had not reached technical feasibility at the date of the acquisition, had no alternative future use and additional development is required to ensure their commercial viability. In order to develop the acquired incomplete technology into commercially viable products the Company will be required to complete development of proprietary code, development of the artistic and graphic works and design of the remaining storyboards. Complete technology is being amortized using the straight-line method over its estimated useful life of two years and goodwill and brands and trade names are being amortized using the straight-line method over its estimated useful life of ten years.

Acquisition of Sofsource, Inc.

          On June 2, 1998, the Company acquired control of Sofsource, Inc. an educational software company, for a total purchase price of $45,000 which was settled through the issuance of 1,641,138 shares of common stock. Under the terms of the stock purchase agreement, the sellers have the right to require the Company to repurchase any shares of common stock issued to satisfy the purchase price that are not sold by December 31, 1998. In the event that the sellers receive less than $45,000, the Company is obligated to pay to the sellers the shortfall in cash. In the event that the sellers receive more than $45,000, the sellers are obligated to pay the Company such excess amount received. Any such payment in the future would be recorded as an adjustment to stockholders' equity.

                                     25
This acquisition was accounted for using the purchase method of accounting. The purchase price for Sofsource was allocated as follows:


Purchase price                                    $    45,000
Plus: fair value of net liabilities assumed             2,287
                                                   -------------
Excess to allocate                                     47,287
                                                   -------------
Less: excess allocated to
   Incomplete technology                               14,924
   Brands and trade names                               3,322
                                                   -------------

                                                       18,246
                                                   -------------
Goodwill                                            $  29,041
                                                   -------------
                                                   -------------


          The Company primarily used the income approach to determine the fair value of the identified intangible assets acquired. The debt-free cash flows, net of provision for operating expenses, were discounted to a net present value. The Company believes that the incomplete products under development had not reached technical feasibility at the date of the acquisition, had no alternative future use and additional development is required to ensure their commercial viability. In order to develop the acquired incomplete technology into commercially viable products the Company will be required to complete development of proprietary code, development of the artistic and graphic works and design of the remaining storyboards. Goodwill and brands and trade names are being amortized using the straight-line method over its estimated useful life of ten years.

(13)  GEOGRAPHIC INFORMATION

         The Company operates primarily in one business segment - software for use with microcomputers. The following table presents information concerning the Company's United States, and International (including Canada) operations during the Years Ended December 31, 1997, 1996 and 1995.

                                  United
                                  States          International       Eliminations       Consolidated
                               --------------     ---------------    ---------------    ----------------

December 31, 1997

Revenues:
     Customers                 $     506,623      $      114,308     $       --         $      620,931
     Inter-company                     5,360              11,325          (16,685)                --
                               --------------     ---------------    ---------------    ----------------
             Total             $     511,983      $      125,633     $    (16,685)      $      620,931
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------
Loss from
       operations               $  (438,590)      $       30,876     $        --        $    (407,714)
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

Identifiable  assets           $     441,343      $      182,431     $        --        $     623,774
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

December 31, 1996

Revenues:
     Customers                 $     428,242      $      101,286     $        --       $      529,528
     Inter-company                     2,438               4,643           (7,081)            --
                               --------------     ---------------    ---------------    ----------------
             Total             $     430,680      $      105,929     $     (7,081)     $      529,528
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

Loss from
       operations              $  (347,410)       $       16,975     $        --       $    (330,435)
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

Identifiable  assets           $     879,610      $       90,283     $        --       $      969,893
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

December 31, 1995

Revenues:
    Customers                  $      292,951     $       48,061     $     (2,376)     $      338,636
    Inter-company                         696            (3,072)             2,376               --
                               --------------     ---------------    ---------------    ----------------
            Total              $      293,647     $       44,989     $         --      $      338,636
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

 Loss from
       operations              $     (17,705)     $        8,325     $         --      $      (9,380)
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------

Identifiable assets            $     997,311      $       64,653     $         --      $    1,061,964
                               --------------     ---------------    ---------------    ----------------
                               --------------     ---------------    ---------------    ----------------


          The Company conducts a portion of its operations outside the United States. At December 31, 1997, $21,857 of cash and cash equivalents were subject to foreign currency fluctuations. Sales and transfers between geographic areas are generally priced at market less an allowance for marketing costs. No single customer accounted for greater than 10% of revenues for any of the periods presented.

                                                                     Schedule II

                           THE LEARNING COMPANY, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (In thousands)



                                                           Additions
                                         ----------------------------------------------
                                                              Charged
                                          Balance at          to cost        Charged                               Balance
                                           beginning            and         to other                               at end
                                           of period         expenses        accounts      Deductions(1)          of period
                                         --------------     ------------    -----------    -----------------    --------------



Year Ended December 31, 1997
     Allowance for returns and
      doubtful accounts                     $   42,802        $ 83,659              --          $  (78,827)         $  47,643

Year Ended December 31, 1996
     Allowance for returns and
      doubtful accounts                     $   30,544        $ 64,193              --          $  (51,935)         $  42,802

Year Ended December 31, 1995
     Allowance for returns and
      doubtful accounts                     $   20,109        $ 50,002              --          $  (39,567)         $  30,544




(1) Deductions relate to credits issued for returns and allowances against accounts receivable.

Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the supplemental consolidated financial statements and the notes thereto, and the information included elsewhere herein. All dollar amounts presented in this Management's Discussion and Analysis of Financial Condition and Results of Operations are presented in thousands, except share and per share amounts.

GENERAL

    Business Combinations

          On February 4, 1994, the Company completed a three-way business combination (the "Three-Party Combination") among SoftKey Software Products Inc. ("Former SoftKey"), WordStar International Incorporated ("WordStar") and Spinnaker Software Corporation ("Spinnaker"). The Three-Party Combination was accounted for using the pooling-of-interests method of accounting. On February 4, 1994, WordStar changed its name to SoftKey International Inc. and on October 24, 1996 changed its name to The Learning Company, Inc. ("TLC" or the "Company").

          On August 31, 1998, the Company acquired Broderbund Software, Inc. ("Broderbund"), a publisher and developer of consumer software for the home and school market, in exchange for 16,848,753 shares of the Company's common stock pursuant to an agreement and plan of merger dated June 21, 1998 whereby each common share of Broderbund was exchanged into 0.80 shares of the Company's common stock. This acquisition has been accounted for using the pooling-of-interests method of accounting. The accompanying Supplemental Consolidated Financial Statements of the Company have been restated to include the results and balances of Broderbund for all periods presented.

          On October 23, 1997, the Company acquired control of Creative Wonders, L.L.C. ("Creative Wonders"), an educational software company that publishes, among other titles, the Sesame Street line of products. The purchase price was a total of $37,799 including the value of employee stock options assumed and estimated transaction costs. The purchase price included cash payments of $33,883.

          On August 6, 1997, the Company acquired control of Parsons Technology, Inc. ("Parsons'). Parsons is a direct-to-consumer marketing organization which publishes a range of consumer software. The acquisition has been accounted for under the purchase method. The purchase price was approximately $31,000 in cash, including transaction costs.

          On January 1, 1997, the Company acquired the remaining 50% interest in the Living Books joint venture. The acquisition was accounted for under the purchase method of accounting through the payment of cash and the issuance of restricted stock, with an aggregate purchase price of approximately $18,370, including transaction costs.

          On September 19, 1997, the Company acquired Learning Services Inc. ("Learning Services"), a national school software catalog for teachers, in exchange for the issuance of 709,976 shares of common stock. On September 29, 1997, the Company acquired Skills Bank Corporation ("Skills Bank"), a developer of educational and remedial software products for adult, adolescent and K to 12 students, in exchange for the issuance of 1,069,286 shares of common stock. On October 2, 1997, the Company acquired Microsystems Software, Inc. ("Microsystems"), a developer of Internet filtering software, in exchange for the issuance of 955,819 shares of common stock. On December 30, 1997, the Company acquired TEC Direct, Inc. ("TEC Direct"), an educational consumer software catalog, in exchange for the issuance of 429,733 shares of common stock. Each of these transactions was accounted for using the pooling-of-interests method of accounting. The Supplemental Consolidated Financial Statements of the Company for the years prior to December 31, 1997 do not include the results and balances of these companies as they were deemed to be immaterial to the Supplemental Consolidated Financial Statements for those periods.

          On August 6, 1996, the Company acquired T/Maker Company ("T/Maker"), a developer of clip art software. The acquisition has been accounted for under the purchase method. The purchase price was approximately $19,900 in cash, including transaction costs. The pre-combination results of T/Maker were not material.

          On May 17, 1996, the Company acquired Minnesota Educational Computing Corporation (MECC) ("MECC"), a publisher and developer of high quality children's educational software sold to consumers and schools, in exchange for 9,214,007 shares of the Company's common stock. The total purchase price was $284,631, including estimated transaction costs, value of stock options assumed and deferred income taxes related to certain identifiable intangible assets acquired. Approximately 1,048,000 MECC employee stock options were converted into stock options to purchase approximately 1,198,000 shares of TLC common stock. This transaction was accounted for as a purchase.

          On December 28, 1995, the Company acquired Compton's NewMedia, Inc. and Compton's Learning Company (collectively, "Compton's"), developers and publishers of multimedia software titles. In and in connection with the acquisition, the Company issued a total of 5,052,697 shares of the Company's common stock, which included 587,036 shares of common stock to settle $14,000 of intercompany debt due to Tribune Company and executed a promissory note for $3,000 in cancellation of the remaining intercompany debt. The total purchase price was $104,394, including estimated transaction costs, deferred income taxes related to certain identifiable intangible assets acquired, settlement of certain intercompany debt to Tribune Company and the fair value of net liabilities assumed. The promissory note was repaid in 1996. This transaction was accounted for as a purchase.

          On December 22, 1995, the Company acquired control of The Learning Company ("The Former Learning Company"), a leading developer of educational software products for use at home and school. Under the terms of the merger agreement, the Company acquired, in a two-step business combination, all of the outstanding shares of The Former Learning Company for total consideration of approximately $684,066, including the value of stock options assumed, estimated transaction related costs and deferred income taxes related to certain identifiable intangible assets acquired. Approximately 1.1 million unvested employee stock options of The Former Learning Company were converted into options to purchase 3,123,000 shares of the Company's common stock, based on the merger consideration of $67.50 per share and were vested on or before January 26, 1996. Approximately $543,163 of the purchase price was settled in cash. This transaction was accounted for as a purchase.

          On July 21, 1995, the Company acquired tewi Verlag GmbH ("tewi"), a publisher and distributor of CD-ROM software and computer-related books, located in Munich, Germany. The purchase price was settled by a combination of cash and issuance of common stock. The Company issued 99,045 shares of common stock valued at $3,640 and may issue additional shares of common stock to a former shareholder of tewi pursuant to an earn-out agreement. The Company paid cash consideration of $12,688 for tewi. The additional shares issuable under the earn-out agreement have been treated as contingent consideration and will be recorded if and when certain future conditions are met. During 1997 and 1996, $498 and $540, respectively, of consideration related to the contingent consideration was earned and recorded as expense by the Company. This transaction was accounted for as a purchase.

          On August 31, 1995, the Company acquired all of the issued and outstanding capital stock of Future Vision Holding, Inc. ("Future Vision"), a multimedia software company, in exchange for the issuance of 1,088,149 shares of common stock of the Company. This acquisition has been accounted for using the pooling-of-interests method of accounting. The financial statements for periods prior to the Year Ended December 31, 1995 do not include amounts for this acquisition as they were deemed to be immaterial to the Supplemental Consolidated Financial Statements for those periods.

          On April 28, 1995, the Company acquired Banner Blue Software, Incorporated ("Banner Blue"), a developer of genealogy software, in a transaction accounted for using the pooling-of-interests method. The Company issued 485,600 shares of common stock in exchange for all the outstanding stock of Banner Blue. The operating results for Banner Blue were not material to the results of the Company for all periods prior to the acquisition and therefore results for those periods have not been restated.

    Fiscal Periods

          On January 27, 1994, the Company changed its fiscal year end to the 52 or 53 weeks ending on or after December 31. For clarity of presentation herein, all references to the Year Ended December 31, 1997 relate to the period January 5, 1997 to January 3, 1998. All references to the Year Ended December 31, 1996 relate to the period January 7, 1996 to January 4, 1997; all references to the Year Ended December 31, 1995 relate to the period January 1, 1995 to January 6, 1996. The balance sheets of the Company as of December 31, 1997 and 1996 have been combined with the balance sheets of Broderbund as at November 30, 1997 and as at August 31, 1996, respectively. The statements of operations, cash flows, and stockholders' equity of the Company for the Years Ended December 31, 1997, 1996 and 1995 have been combined with those of Broderbund for the twelve month period ended November 30, 1997 and the years ended August 31, 1996 and 1995, respectively. Broderbund results for the period from September 1, 1996 through November 30, 1996 have been omitted from the statement of operations and have been included as a separate line item in the statement of stockholders' equity. Revenue, operating income and net income for the period omitted were $61,491, $13,518, and $8,895, respectively.

    Period-to-Period Comparisons

          A variety of factors may cause period-to-period fluctuations in the Company's operating results, including the integration of operations resulting from acquisitions of companies, revenues and expenses related to the introduction of new products or new versions of existing products, delays in customer purchases in anticipation of upgrades to existing products, new or larger competitors in the marketplace, currency fluctuations, dealer and distributor order patterns and seasonality of buying patterns of customers. Historical operating results are not indicative of future operating results and performance. This is particularly true of historical data presented herein, certain of which reflects the results of TLC prior to its acquisitions of The Former Learning Company, MECC and Compton's and the other more recent acquisitions.

    Summary of Results

          The following table summarizes the audited results of operations of the Company for the periods shown. Reference is made to the Supplemental Consolidated Financial Statements included in this report and on which the following table is based.


                                                                             Years Ended
                                                                             December 31,
                                                        -------------------------------------------------------
                                                              1997               1996                1995
                                                        -----------------    --------------     ---------------
Revenues                                                  $      620,931     $  529,528         $    338,636
Operating loss                                                 (407,714)       (330,435)              (9,380)
Net loss                                                       (494,910)       (376,460)             (35,167)
Net loss per share (basic and diluted)                    $       (7.48)     $    (6.56)        $      (0.86)


          Operating loss includes amortization, merger and other charges of $543,926, $503,520 and $103,267 in the Years Ended December 31, 1997, 1996 and
1995, respectively.


Results of Operations - Year Ended December 31, 1997 as compared to Year Ended December 31, 1996

    Revenues

          Revenues by distribution channel for the Years Ended December 31, 1997 and 1996 are as follows:


                                      Year Ended                                Year Ended
                                     December 31,          % of total        December 31, 1996       % of total
                                         1997               revenues                                  revenues
                                    ---------------     -----------------    ------------------    ----------------
Distribution Channel

Retail                                $    320,224                    51       $       318,734                  60
OEM                                         29,634                     5                32,244                   6
School                                      60,796                    10                30,776                   6
Direct response                             92,462                    15                53,483                  10
International                               98,072                    16                71,570                  14
Tax software and services                   19,743                     3                22,721                   4
                                    ---------------     -----------------    ------------------    ----------------
                                      $    620,931                   100       $       529,528                 100
                                    ---------------     -----------------    ------------------    ----------------
                                    ---------------     -----------------    ------------------    ----------------

          Total revenues increased 17% in the Year Ended December 31, 1997 as compared to the Year Ended December 31, 1996 primarily due to the introduction of new software products by the Company such as Reader Rabbit's Toddler, Reader Rabbit's Preschool, Reader Rabbit's Kindergarten and Reader Rabbit's 1st Grade, The ClueFinders' 3rd Grade Adventures, The Oregon Trail 3rd Edition, The American Girls Premiere, and Riven: The Sequel to Myst-Registered Trademark-. In the Year Ended December 31, 1997, provision for returns and allowances as a percentage of gross revenues increased to 15% from 11% in the Year Ended December 31, 1996 as a result of shorter product shelf life, changing technology and greater competition. The Company expects returns and allowances as a percentage of revenues to remain relatively constant in the foreseeable future.

          Retail sales during the Year Ended December 31, 1997 grew due to the introduction of new and upgraded products by the Company. The Company believes that the increasing availability of PCs at lower prices have contributed to the increase in retail revenues. OEM sales declined due to lower demand from hardware manufacturers but this decline was offset by the revenues derived from the acquisition of Microsystems. School revenues increased primarily as a result of sales from the acquisitions of Skills Bank and Learning Services and due to the introduction of new and upgraded school software titles such as The Oregon Trail 3rd Edition. Direct response sales increased due to the acquisition of Parsons, which represented $18,846 of the increase, and continued expansion of the out-bound telesales channel during 1997. The increase in direct response revenues was partially offset by a decline in solo direct mail revenues due to the effect of the Internet and a shift in the Company's product strategy from productivity and reference products to educational products, which historically have had a lower response rate in the mail. The international business continued to expand due to the introduction of 631 new localized and translated titles during the Year Ended December 31, 1997, and due to the effect of a full year's results of Edusoft in France and Domus in Holland, which were acquired in August and September of 1996, respectively. In addition, the Company entered into several international license and distribution transactions during the Year Ended December 31, 1997 that increased revenues. Revenues from tax software and services declined due to fluctuations in the Canadian dollar exchange rates and the timing of delivery of certain products.

          The Company expects that its future revenue growth will depend on, among other things, its ability to introduce new and upgraded products to the marketplace, the extent of competition, unit pricing trends, the rate of proliferation of personal computers into the home market and the demand for its consumer software products along with the Company's respective share in the consumer software market. Unit pricing will be affected by the extent of competition in the consumer software industry, which is expected to increase. In addition, the Company's ability to develop products for new platforms and introduce titles into new distribution channels will impact future revenues and growth rates. The consumer software industry has experienced continued consolidation of formerly independent companies. To the extent that these companies gain greater market share than the Company, future results will be affected negatively. During 1997, the Company and many of its competitors began using rebate coupons as an incentive to consumers to purchase products and expand revenues. In addition, the Company uses various forms of print and television media advertising to enhance brand and product awareness. The use of these methods of channel marketing and advertising is becoming more prevalent among the larger consumer software companies. To the extent that the Company competes with companies larger than itself having more financial resources, it may not be able to adequately match future channel marketing and advertising programs, which may in turn result in loss of market share and corresponding revenues and operating profits.

    Costs and Expenses

          The Company's costs and expenses and the respective percentages of revenues for the Year Ended December 31, 1997 as compared to the Year Ended December 31, 1996 are as follows:


                                        Year Ended                            Year Ended
                                       December 31,       % of total       December 31, 1996       % of total
                                           1997            revenues                                 revenues
                                      ---------------    --------------    ------------------    ----------------

Costs of production                   $      189,219                31     $         149,304                  28
Sales and marketing                          156,797                25               102,071                  19
General and administrative                    48,716                 8                39,806                   8
Development and software costs                89,987                14                65,262                  12
Amortization, merger and
      other charges                          543,926                88               503,520                  95
                                      ---------------    --------------    ------------------    ----------------
                                        $  1,028,645               166       $       859,963                 162
                                      ---------------    --------------    ------------------    ----------------
                                      ---------------    --------------    ------------------    ----------------

          Total costs and expenses increased as a percentage of revenues to 166% in the Year Ended December 31, 1997 as compared with 162% in the Year Ended December 31, 1996. The increase was primarily due to the increase in cost of production and sales and marketing as a percent of revenue, partially offset by a decline in amortization, merger and other charges as a percentage of revenue.

          Costs of production includes the cost of manuals, packaging, diskettes and CD-ROM discs, duplication, assembly and fulfillment charges. In addition, costs of production includes royalties paid to third party developers and inventory obsolescence reserves. Costs of production, as a percentage of revenues, increased to 31% in the Year Ended December 31, 1997 as compared to 28% in the Year Ended December 31, 1996. The increase in costs of production as a percentage of revenues was caused by a reduction in the retail selling prices of certain of the Company's products during the year. The Company expects that costs of production as a percentage of revenues may continue to increase in the foreseeable future.

          Sales and marketing costs increased to 25% of revenues in the Year Ended December 31, 1997 as compared to 19% of revenues in the Year Ended December 31, 1996. The increase as a percentage of revenues was a result of increased spending on coupon rebate programs in the retail channel, higher channel marketing costs and increased spending for print and television media advertising.

          General and administrative costs as a percentage of revenues were constant between years. The increase in expenses was due to the 1997 acquisitions.

          Development and software costs, as a percentage of revenues, increased to 14% in the Year Ended December 31, 1997 as compared to 12% in the Year Ended December 31, 1996. The increase as a percentage of revenues was due to higher costs associated with the development of new products. Overall dollars spent increased in the Year Ended December 31, 1997 as compared to the Year Ended December 31, 1996 as a result of the higher cost to develop titles in the Reader Rabbit multi-subject series as well as The ClueFinders' Adventures and Compton's Interactive Encyclopedia, each of which have a higher proportion of animation, graphics and online content than products developed in prior years, and as a result of the development costs associated with completion of Riven: The Sequel to Myst-Registered Trademark-. In addition, the Company has begun to develop MMX, DVD and Internet Applet platform-based technologies, which are more expensive to develop than traditional software code. The Company expects that as technologies become more complex, it will spend an increasing percentage of its revenues on research and development.

          Amortization, merger and other charges decreased as a percentage of revenues to 88% in the Year Ended December 31, 1997 as compared to 95% in the Year Ended December 31, 1996. The amortization, merger and other charges include, among other things, the amortization of goodwill and other acquired intangible assets from the acquisitions of The Former Learning Company, Compton's, Creative Wonders, Parsons, Living Books, T/Maker and MECC plus certain of the European acquisitions. In addition, the amortization, merger and other charges for the Year Ended December 31, 1997 include certain exit and restructuring costs related to centralizing certain administrative functions of the acquisitions and employee severance. The increase in the dollar amount in amortization of goodwill and other intangible assets of $20,500 is also due to inclusion of a full year of amortization of the goodwill and intangible assets resulting from the acquisitions of MECC and T/Maker whereas the prior year included amortization from the acquisition date to the end of that year. In addition, the amortization, merger and other charges includes a charge for incomplete technology in the Year Ended December 31, 1997 of $1,050 related to the acquisition of Creative Wonders, $10,000 related to the acquisition of Parsons Technology and $9,250 related to the acquisition of Living books and in the Year Ended December 31, 1996 includes a charge for incomplete technology of $56,688 relate to the acquisition of MECC.

          Amortization, merger and other charges are as follows:


                                                                    Years Ended December 31,
                                                              -------------------------------------
                                                                   1997                 1996
                                                              ---------------     -----------------

Amortization of goodwill and other intangible assets             $   455,020             $ 434,520
Exit and restructuring costs                                          54,572                 4,260
Charge for incomplete technology                                      20,300                56,688
Provision for earn-outs                                                5,497                 2,917
Professional fees and other costs                                      8,537                 5,135
                                                              ---------------     -----------------
                                                                $    543,926             $ 503,520
                                                              ---------------     -----------------
                                                              ---------------     -----------------

          The increase in amortization of goodwill and other intangible assets in the Year Ended December 31, 1997 as compared to the Year Ended December 31, 1996 related primarily to a full year of amortization of goodwill and other intangible assets resulting from the acquisitions of MECC and T/Maker in 1996 and a full year of amortization of goodwill and other intangible assets resulting from the European acquisitions of Edusoft and Domus in August and September of 1996. During 1997, the amortization of the goodwill and other intangible assets related to the acquisitions of The Former Learning Company and Compton's was completed.

          Exit and restructuring costs related to charges for employee severance, discontinued products, termination of certain supplier relationships and other charges related to the acquisitions. The plan was consummated during the year. The charge increased in the Year Ended December 31, 1997 as compared to the Year Ended December 31, 1996 as a result of the 1997 acquisitions and related changes in strategy related to the school channel and discontinued product. The Company does not expect the annual cost savings or liquidity improvement resulting from these actions to be material.

          The charge for incomplete technology for the Year Ended December 31, 1997 related to products being developed by Creative Wonders, Parsons, and Living Books and for the Year Ended December 31, 1996 related to products being developed by MECC, in each case which the Company believes had not yet reached technological feasibility and had no future alternative use at the date of acquisition and for which additional development was required to complete the software technology and products. In order to develop the acquired incomplete technology into commercially viable products, the Company was required to complete development of proprietary code, development of the artistic and graphic works and design of the remaining storyboards. The in-process development associated with acquisitions completed in fiscal 1996 and 1995 was generally completed approximately 16 months from the respective acquisition date in each of the transactions. In order to complete the development of the incomplete technology, the Company spent approximately $6,000 (incurred in fiscal 1996 and fiscal 1997) for the acquisitions completed in fiscal 1996 and $12,000 (incurred in fiscal 1996 and fiscal 1997) for the acquisitions completed in fiscal 1995. The Company expects to spend approximately $12,000 to be incurred in fiscal 1997 and fiscal 1998 to complete the development of incomplete technology for the acquisitions completed in fiscal 1997.

          The provision for earn-outs related to additional payments which were earned by the former owners of certain acquisitions completed in fiscal 1996 and fiscal 1995. The earn-out requirements are based upon meeting certain financial and other goals and are recorded when those conditions are met. The amounts due are payable in shares of the Company's common stock and are due prior to December 31, 1998.

          Professional fees related to the investment banking, legal and accounting costs for the acquisitions.

    Interest Expense

          Interest expense decreased to a net expense of $16,152 in the Year Ended December 31, 1997 as compared to a net expense of $17,423 in the Year Ended December 31, 1996 as a result of the repurchase of certain of the Senior Convertible Notes, offset by the interest costs associated with the sale of certain trade accounts receivable and by borrowings throughout the year under the bank line of credit.

Results of Operations - Year Ended December 31, 1996 as compared to Year Ended December 31, 1995

    Revenues

         Revenues by distribution channel for the Years Ended December 31, 1996 and 1995 are as follows:


                                      Year Ended                                Year Ended
                                     December 31,          % of total        December 31, 1995       % of total
                                         1996               revenues                                  revenues
                                    ---------------     -----------------    ------------------    ----------------
Distribution Channel
---------------------
Retail                              $      318,734                    60     $          215,640                 64
OEM                                         32,244                     6                27,119                   8
School                                      30,776                     6                11,534                   3
Direct response                             53,483                    10                33,346                  10
International                               71,570                    14                31,544                   9
Tax software and services                   22,721                     4                19,453                   6
                                    ---------------     -----------------    ------------------    ----------------

                                    $      529,528                   100     $        338,636                  100
                                    ---------------     -----------------    ------------------    ----------------
                                    ---------------     -----------------    ------------------    ----------------

          Total revenues increased 56% in the Year Ended December 31, 1996 as compared to the Year Ended December 31, 1995 due to several factors, including the effect of revenues from the acquisitions of The Former Learning Company, Compton's and MECC of approximately $130,000 and the remainder due to an increase in sales of new and upgraded products launched by the Company during the year. Retail revenues increased by approximately $103,094 as a result of the acquisitions of The Former Learning Company, Compton's and MECC plus a general increase in sales of consumer software products through retailers such as Wal-Mart, Office Depot, Kmart and OfficeMax and sales from new and upgraded products. International sales increased primarily as a result of the acquisition of Edusoft in 1996, a full year of sales from tewi which was acquired in July 1995 and an increase in the number of translated foreign language versions of the Company's products available for sale in the international markets. Original equipment manufacturer ("OEM") revenues increased due to the availability of new product offerings for this channel and an increased demand for multi-language titles. Direct response revenues increased on a dollar basis but decreased as a percentage of revenues due to the overall increase in revenues resulting from product sales of the acquired companies, which did not formerly participate in the direct response channel. Direct response revenues also increased as a result of the introduction of an outbound telephone sales program during 1996. School revenues increased by approximately $19,242 as a result of the acquisitions of The Former Learning Company and MECC. Revenues from tax software and services increased for the Year Ended December 31, 1996 as compared to the Year Ended December 31, 1995 as a result of earlier delivery of product to the Company's customers.

    Costs and Expenses

          The Company's costs and expenses and the respective percentages of revenues for the Year Ended December 31, 1996 as compared to the Year Ended December 31, 1995 are as follows:


                                        Year Ended                            Year Ended
                                       December 31,       % of total       December 31, 1995        % of total
                                           1996            revenues                                  revenues
                                      ---------------    --------------    ------------------     ---------------

Costs of production                   $      149,304                28     $         114,067                  34
Sales and marketing                          102,071                19                63,513                  19
General and administrative                    39,806                 8                31,898                  10
Development and software costs                65,262                12                35,271                  10
Amortization,  merger
      and other charges                      503,520                95               103,267                  30
                                      ---------------    --------------    ------------------     ---------------
                                      $      859,963               162     $         348,016                 103
                                      ---------------    --------------    ------------------     ---------------
                                      ---------------    --------------    ------------------     ---------------


          Total costs and expenses increased as a percentage of revenues to 162% in the Year Ended December 31, 1996, as compared with 103% in the Year Ended December 31, 1995. This increase as a percentage of revenues was caused primarily by the charges for incomplete technology and the amortization of goodwill and acquired technology resulting from the acquisitions of The Former Learning Company, Compton's, T/Maker, and MECC, and was partially offset by the reduction in general and administrative costs and costs of production as a percentage of revenues as a result of the integration and centralization of the operations of the acquired companies.

          Costs of production includes the cost of manuals, packaging, diskettes and CD-ROM discs, duplication, assembly and fulfillment charges. In addition, costs of production includes royalties paid to third party developers and inventory obsolescence reserves. Costs of production, as a percentage of revenues, decreased to 28% in the Year Ended December 31, 1996 as compared to 34% in the Year Ended December 31, 1995. The decrease in costs of production as a percentage of revenues was caused by reduced costs of manufacturing product due to increased unit volumes, changes in the production components and the impact from The Former Learning Company and MECC having historically higher gross margin selling products than the Company prior to their acquisitions. In addition, during 1996 the Company experienced an increase in revenues in the OEM, school and direct response channels, all of which typically experience higher gross margins than the Company's traditional retail box product sales channel. As well, the Company has seen an increase in sales of its Value line of products, which, due to the nature of the low cost packaging in a jewel case, also generates higher gross margins.

          Sales and marketing expenses remained constant at 19% of revenues in the Year Ended December 31, 1996 and the Year Ended December 31, 1995. The percentage decrease was a result of the Company reducing both fixed costs and employee headcount of its combined operations following the acquisitions in late 1995 and May 1996.

          General and administrative expenses decreased to 8% of revenues in the Year Ended December 31, 1996 as compared to 10% in the Year Ended December 31, 1995. This is primarily the result of a general reduction in overhead costs and employee headcount following the acquisitions in 1995 and 1996.

         Development and software costs increased to 12% of revenues for the Year Ended December 31, 1996 as compared to 10% in the Year Ended December 31, 1995. The increase is a result of a higher proportion of internally developed products from The Former Learning Company, Compton's and MECC than developed by the Company prior to these acquisitions.

          Amortization, merger and other charges increased to 95% of revenues in the Year Ended December 31, 1996 as compared to 30% in the Year Ended December 31, 1995. The increase results from the amortization of the goodwill and other intangible assets arising on the acquisitions of The Former Learning Company, Banner Blue and Compton's for a full year in the Year Ended December 31, 1996 and from the amortization of goodwill and other intangible assets and the charge for incomplete technology arising from the acquisition of MECC and T/Maker in 1996.

          Amortization, merger and other charges are as follows:



                                                                   Years Ended December 31,
                                                             -------------------------------------
                                                                  1996                 1995
                                                             ---------------      ----------------

Amortization of goodwill and other intangible assets         $      434,520        $       32,063
Charge for incomplete technology                                     56,688                60,483
Employee severance costs                                              4,260                 1,304
Provision for earn-outs                                               2,917                    --
Professional fees and other costs                                     5,135                 6,784
Provision for litigation                                                 --                 2,633
                                                             ---------------      ----------------
                                                              $     503,520         $     103,267
                                                             ---------------      ----------------
                                                             ---------------      ----------------

          The increase in amortization of goodwill and other intangible assets in the Year Ended December 31, 1996 as compared to the Year Ended December 31, 1995 relates primarily to the amortization resulting from the acquisitions of MECC and T/Maker in 1996 and a full year of amortization of goodwill arising from The Former Learning Company, Banner Blue and Compton's, which were acquired in 1995. Goodwill and other intangible assets are primarily being amortized on a straight-line basis over two to ten years.

          The charge for incomplete technology for the Year Ended December 31, 1996 relates to products being developed by MECC and for the Year Ended December 31, 1995 for products being developed by The Former Learning

Company and Compton's which the Company believes had not yet reached technological feasibility at the date of acquisition and for which additional development was required to complete the software technology and products.

          Employee severance costs in each year related to severance paid to employees of the Company terminated in connection with the acquisitions.

          The provision for earn-outs relates to additional payments which may be earned by the former owners of certain international companies purchased in 1996 and 1995. The earn-out requirements are based upon meeting certain financial and other goals and will be recorded when those conditions are met.

          Professional fees and other costs decreased in the Year Ended December 31, 1996 as compared to the Year Ended December 31, 1995 due to decreased charges related to the investment banking, legal and accounting costs.

    Interest Income (Expense)

          Interest income (expense) increased to a net expense of $17,423 in the Year Ended December 31, 1996 as compared to interest income of $10,955 in 1995 as a result of increased interest expense arising from the Senior Convertible Notes issued by the Company in 1995.

Liquidity and Capital Resources

          Cash and short-term investments decreased from $261,013 at December 31, 1996 to $188,956 at December 31, 1997. This decrease was attributable to the repurchase of $28,000 of 5-1/2% Senior Convertible Notes due 2000 (the "Senior Convertible Notes") and repurchase of common stock of $14,573 offset by cash generated from operations of $104,455. The Company also paid $33,500 during the year to acquire control of Creative Wonders, $31,000 to acquire Parsons and $18,370 to acquire Living Books, all of which were offset by the net proceeds of $57,462 from the issue of the special warrants in Canada. Included as a use of cash from operating activities is $25,115 of interest related to the Senior Convertible Notes and the 5-1/2% Senior Convertible/Exchangeable Notes due 2000 formerly held by Tribune Company (the "Private Notes").

          On August 1, 1996, the Company announced that its Board of Directors authorized the repurchase by the Company over the next twelve months of up to $50,000 principal amount of its Senior Convertible Notes from time to time in the open market and privately negotiated transactions. Any purchases would depend on price, market conditions and other factors. During the Year Ended December 31, 1997, the Company repurchased $28,000 of Senior Convertible Notes.

          As of September 24, 1998, the Company has outstanding $190,955 long-term principal amount Senior Convertible Notes. The Senior Convertible Notes will be redeemable by the Company on or after November 2, 1998 at declining redemption prices and are due on November 2, 2000. Should the Senior Convertible Notes not convert under their terms into common stock, there can be no assurances that the Company will have sufficient cash flows from future operations to meet payment requirements under the debt or be able to refinance the notes under favorable terms or at all.

          On December 5, 1997, the Company issued an aggregate of 750,000 shares of Series A Convertible Participating Preferred Stock (the "Preferred Stock") to an investor group. The Preferred Stock was issued in exchange for $150,000 principal amount of the Private Notes, which the investor group purchased from Tribune Company in a private transaction. Each share of the Preferred Stock has an initial liquidation preference of $200 and is initially convertible into 20 shares of common stock, subject to adjustment. The Preferred Stock is non-redeemable, bears no dividend, is subject to restrictions on resale for a period of at least eighteen months and is manditorily convertible into common stock upon satisfaction of certain conditions. The retirement of the Private Notes will reduce the Company's future annual interest expense by $8,250.

          On November 6, 1997, the Company's Canadian subsidiary, SoftKey Software Products Inc. ("SoftKey"), issued 4,072,000 special warrants in a private placement in Canada for net proceeds of $57,462 . Each special warrant is exercisable without additional payment for one exchangeable non-voting share of SoftKey (an "Exchangeable Share"). The Exchangeable Shares are exchangeable at the option of the holder on a one-for-one basis for common stock of the Company. The proceeds of the private placement were used to acquire a 100% equity interest in Creative Wonders for $33,500, and the remainder was used for general corporate purposes.

          The Company has in place a revolving line of credit (the "Line") with Fleet Bank, as agent for a bank syndicate, to provide for a maximum availability of $147,500, as amended on August 7, 1998, of which $35,000 was outstanding at December 31, 1997. Borrowings under the Line become due on July 1, 1999 and bear interest at the prime rate (8 1/2% at December 31, 1997). The Line is subject to certain financial covenants, is secured by a general security interest in certain operating subsidiaries of the Company and by a pledge of the stock of certain of its subsidiaries. The Line is guaranteed by the Company. In addition, the Company has a European accounts receivable factoring facility under which it can sell up to $25,000 of European accounts receivable on a recourse basis to its banks.

          The Company, through its wholly owned subsidiary The Learning Company Funding, Inc. (a separate special purpose corporation), is party to a receivables purchase agreement whereby it can sell without recourse undivided interests in eligible pools of trade accounts receivable up to $100,000 on a revolving basis during a five year period ending September 30, 2002. The Company acts as servicing agent for the sold receivables in the collection and administration of the accounts.

          On October 23, 1997, the Company acquired control of Creative Wonders for a total purchase price of approximately $37,799, which included $33,883 of cash ($33,500 of which had been paid at year end), the value of employee stock options assumed by the Company and estimated transaction costs.

          On August 6, 1997, the Company acquired control of Parsons Technology ("Parsons'). Parsons is a leading direct-to-consumer marketing organization and has an experienced product development group. The acquisition has been accounted for under the purchase method. The purchase price was approximately $31,000 in cash, including transaction costs.

          On January 1, 1997, the Company acquired the remaining 50% interest in the Living Books joint venture. The acquisition was accounted for under the purchase method of accounting and was accomplished by a combination of cash and restricted stock, with an aggregate purchase price of approximately $18,370, including transaction costs.

          Income generated by the Company's subsidiaries in certain foreign countries cannot be repatriated to the Company in the United States without payment of additional taxes since the Company does not currently receive a U.S. tax credit with respect to income taxes paid by the Company (including its subsidiaries) in those foreign countries.

          The Company conducts portions of its business in currencies other than U.S. dollar. The Company does not expect that it will incur any significant risk of currency translation loss due to fluctuations in those other currencies as the amounts are not material.

          The Company has expensed all costs incurred in connection with Year 2000 system conversions. The amounts incurred and expected to be incurred are not material.

          In the Year Ended December 31, 1997, revenues derived for the school and international channels increased by $56,522, each of which has a slower customer collection cycle and also requires a higher level of inventory on-hand due to the higher number of title offerings and smaller production size requirements. In addition, in the Year Ended December 31, 1997, the Company completed a number of acquisitions, some of which involve catalog operations. Such operations, relative to the Company's operations, require a greater number of software title offerings and also have a slower accounts receivable collection pattern. Management believes these changes in channel mix have caused an increase in the accounts receivable aging and a decrease in inventory turnover as compared to the prior year. The Company expects that as revenues derived from these channels and from catalogs represent a greater proportion of its overall business, accounts receivable aging may increase and inventory turns may decrease correspondingly.

          At the present time, the Company expects that its cash and short-term investments and cash flows from operations will be sufficient to finance the Company's operations for at least the next twelve months. Longer-term cash requirements are dictated by a number of external factors, which include the Company's ability to launch new and competitive products, the strength of competition in the consumer software industry and the growth of the home computer market. In addition, the Company's remaining long-term portion of the Senior Convertible Notes totaling $190,955, mature in November 2000. If not converted to common stock, the Company may be required to secure alternative financing sources. There can be no assurance that alternative financing sources will be available on terms acceptable to the Company in the future or at all. The Company continuously evaluates products and technologies for acquisitions, however no estimation of short-term or long-term cash requirements for such acquisitions can be made at this time.